UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)
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Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

Tuesday, April 24, 2018
9:30 a.m. Central time
The St. Regis Houston
1919 Briar Oaks Lane
Houston, Texas 77027

Dear Shareholder:
Please join Noble Energy’s Board of Directors, executive management team, employees and alumni at our 2018 Annual Meeting of Shareholders. The attached Notice of Annual Meeting of Shareholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting.

This was a transformative year for Noble Energy as we sharpened our focus. We executed our plan, seized opportunities and accomplished what we set out to do – position the Company’s portfolio to deliver long-term sustainable shareholder value. While we have seen unprecedented shifts in energy industry dynamics over recent years, our corporate strategy and premier portfolio are built to adapt to such shifts and deliver strong returns.
I, along with our Board of Directors and executive team, am committed to providing you information about the Company in a manner that is easy to access and understand. Our Proxy Statement summarizes our business and executive compensation program with charts and graphics we believe aid in assessing our programs and progress. Also, we have continued to eliminate redundancy within the Proxy Statement to make it more reader-friendly.

The Compensation Discussion and Analysis that begins on page 27 describes our executive compensation program and shows the direct link between performance and executive compensation. Beginning on page 13, we provide the qualifications of our directors and why they are the right people to represent you.

Your vote is important to us and our business. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting to ensure your shares are represented and voted at the meeting. Instructions on how to vote begin on page 57.

I look forward to seeing you at the meeting. We appreciate your ongoing support as a shareholder of Noble Energy.

March 1, 2018
Houston, Texas
David L. Stover
Chairman of the Board, President
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Tuesday, April 24, 2018
The Annual Meeting of Shareholders of NOBLE ENERGY, INC. (the “Company”) will be held on Tuesday, April 24, 2018 at 9:30 a.m. Central time at The St. Regis Houston, 1919 Briar Oaks Lane, Houston, Texas 77027, for the following purposes:

1.	to elect the nine nominees as members of the Board of Directors of the Company;

2.	to ratify the appointment of the independent auditor by the Company’s Audit Committee;

3.	to approve, in an advisory vote, executive compensation;

4.	to consider a shareholder proposal requesting a published assessment of various climate change scenarios on our portfolio, if properly presented at the meeting; and

5.	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors set February 23, 2018 as the record date for the meeting. This means that holders of record of shares of the Company’s common stock as of the close of business on that date are entitled to receive this notice of, and vote at the meeting and any adjournment or postponement thereof.

A complete list of shareholders will be available for examination at our Company’s offices in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting. This list will also be available to shareholders at the meeting.

March 1, 2018
Houston, Texas
By Order of the Board of Directors

Aaron G. Carlson
Vice President, Deputy General Counsel
and Assistant Secretary

We urge each shareholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting, even if planning to attend the meeting in person. See our Questions and Answers about the Meeting and Voting section for information about voting by telephone or Internet, how to revoke a proxy and how to vote shares in person.

Table of Contents

Proxy Statement Summary	i

Executive Summary	ii

Corporate Governance	2

Ownership of Equity Securities of the Company	10

Election of Directors (Proposal 1)	12

2017 Director Compensation	19

Ratification of Appointment of Independent Auditor (Proposal 2)	21

Report of the Audit Committee	22

Advisory Vote to Approve Executive Compensation (Proposal 3)	23

Consideration of Proposal Regarding Climate Change (Proposal 4)	24

Compensation Discussion and Analysis	27

Report of the Compensation, Benefits and Stock Option Committee	42

Compensation Tables	43

Questions and Answers about the Meeting and Voting	57

Glossary	62

Appendix A — Non-GAAP Financial Measures	A-1

Appendix B — Executive Officers	B-1

PROXY STATEMENT SUMMARY

This summary highlights some of the information contained in the Proxy Statement. It does not include all of the information that you should consider and you should read the entire Proxy Statement before voting. In this Proxy Statement, Noble Energy, Inc. may also be referred to as “we”, “us”, “Noble Energy” or the “Company”. Please also see Glossary for defined terms.

2018 Annual Meeting of Shareholders

• Date and Time:	Tuesday, April 24, 2018, 9:30 a.m. Central time

• Place:	The St. Regis Houston 1919 Briar Oaks Lane Houston, Texas 77027

• Record Date:	February 23, 2018

Voting Matters and Board Recommendations

Our Board’s Recommendations
Election of Directors	FOR each Director Nominee
Ratification of Appointment of Independent Auditor	FOR
Advisory Vote to Approve Executive Compensation	FOR
Consideration of Shareholder Proposal Requesting a Published Assessment of Various Climate Change Scenarios on our Portfolio	AGAINST

Director Nominees

The following table provides summary information about each director nominee. Our Board is not classified and each director stands for election annually.

Name	Age	Director Since	Primary Occupation	Committee Memberships	Other Public Company Boards
Jeffrey L. Berenson*	67	2005	Chairman and Chief Executive Officer of Berenson Holdings LLC	C, CG	None
Michael A. Cawley*	70	1995	President and Manager of The Cawley Consulting Group, LLC	A, CG	None
Edward F. Cox*	71	1984	Former partner in the law firm of Patterson Belknap Webb & Tyler LLP	A, CG, E	None
James E. Craddock*	59	2015	Former Chairman and Chief Executive Officer of Rosetta Resources Inc.	C, CG, E	None
Thomas J. Edelman*	67	2005	A managing partner of White Deer Energy	C, CG, E	None
Holli C. Ladhani	47	2017	President and Chief Executive Officer of Select Energy Services, Inc.	E	Atlantic Power Corporation; Select Energy Services, Inc.
David L. Stover	60	2014	Chairman and Chief Executive Officer of Noble Energy, Inc.	E	None
Scott D. Urban*	64	2007	Partner in Edgewater Energy LLC	C, CG, E	Pioneer Energy Services Corporation
William T. Van Kleef*	66	2005	Former Executive Vice President and Chief Operating Officer of Tesoro Corporation	A, CG	Oil States International, Inc.
* Independent director    A - Audit Committee    C - Compensation, Benefits and Stock Option Committee
CG - Corporate Governance and Nominating Committee     E - Environment, Health and Safety Committee

i

EXECUTIVE SUMMARY

2017 Business Highlights

2017 was a year of substantial progress in positioning the Company for long-term success in commodity price environments that are unpredictable. Among our accomplishments we:

•	Continued to improve the quality of our portfolio with critical strategic transactions

•	consolidated a 117,000 net acre position in the “core of the core” southern Delaware Basin through the Clayton Williams Energy, Inc. (“CWEI”) acquisition;

•
exited Marcellus upstream position with a $2.4 billion loss, but strategically redeployed sale proceeds to high return Delaware Basin assets through the CWEI acquisition and eliminated $595 million of CWEI debt;

•	generated over $900 million in cash proceeds from non-core asset divestitures, reducing balance sheet leverage and providing increased flexibility to focus on our highest return opportunities; and

•	sanctioned the Leviathan project with over 35% of the project complete at year-end 2017.

•	Demonstrated proven ability to execute with industry leading drilling and completion performance

•	executed on our highest return projects, generating an average project rate of return of over 60%;

•	delivered a year-over-year volume increase of approximately 7% (normalized for divestitures);

•	increased reserves by over 35% from onshore performance, Tamar update and Leviathan sanction;

•	demonstrated our operational proficiency with new drilling cost (dollars per foot) records and improved well performance; and

•	demonstrated peer leading safety and environmental performance with record low days away from work safety performance and recordable incident rate.

•	Maintained capital discipline and financial capacity

•	completed initial Noble Midstream Partners LP (“NBLX”) drop down valued at $270 million;

•	achieved $488 million free cash flow(1), excluding impact of NBLX, and exited the year with $4.4 billion in liquidity; and

•	reduced net debt of $858 million.

Our total shareholder return for 2017 was negative 22% and we ended the year at 9th out of 14 in our peer group. Notwithstanding total shareholder return (“TSR”), our Compensation Committee believes that the Company made substantial progress toward positioning the Company for long-term success, through the strengthening of our portfolio, sanctioning of Leviathan, improving capital performance and enhancing our longer-term outlook.

2017 Executive Compensation Highlights

Continued Focus on Pay for Performance

Our executive compensation program is described in our Compensation Discussion and Analysis and is designed to align executive pay with performance and to create long-term shareholder value through significant “at-risk” compensation. In 2017, we continued our emphasis on performance-based compensation with 64% of our CEO’s target compensation being performance-based as shown in the following chart.

(1) non-GAAP measure, see reconciliation in Appendix.

Components of Compensation - CEO Mix

Historical Comparison

Our direct linkage of pay with performance has been evident over recent years, as our mixed results in 2014 led our Compensation Committee to fund our Short-Term Incentive Plan (“STIP”) at 55% of target and reduce the award values under our Long-Term Incentive Plan (“LTIP”). Improved performance in 2015 and 2016 resulted in Compensation Committee decisions to fund our STIP at 125% and 140% of target respectively.

2017 was a year of operational, financial and safety outperformance, despite continued volatility in commodity prices. The year reflected substantial progress on our strategic objectives with the execution of several key transactions including our CWEI acquisition, Leviathan sanction and non-core divestitures. We exceeded the targets under our STIP quantitative component metrics for sales volumes, free cash flow, relative cash costs and drilling and completion rate of return. We also saw favorable results under the plan’s qualitative component metrics, including strategic initiatives, Environment, Health and Safety (“EH&S”) performance, weighted average program rate of return and reserve additions. Our Compensation Committee concluded that these results demonstrated significant progress toward positioning the Company to deliver future top-tier long-term stock performance and consequently approved 2017 STIP funding at 120% of target. Equity awards under our LTIP were approved in early 2018 at target value.

Looking forward, we continue to believe that our STIP design should focus on motivating the entire organization to achieve operational and financial results that take into account the Company’s strategy and the current business environment and that create shareholder value. For 2018, in response to valuable shareholder feedback, we continued to enhance and refine our STIP, considering the potential application of other returns or growth-based metrics. The program now includes onshore drilling and completion rate of return in the quantitative component, and return on average capital employed (“ROACE”), cash return on capital invested (“CROCI”) and cash flow per debt adjusted share growth in the qualitative component.

Performance versus Key Metrics

We believe that several key metrics are reflective of our positive results in 2017: safety performance, free cash flow, total U.S. Onshore sales volumes and total Company proved reserves. These metrics are among those considered by our Compensation Committee in determining payout under our STIP. As these metrics show, the Company has made substantial progress toward delivering near-term value and setting itself up for long-term success. We have included a chart reflecting five-year total shareholder return which compares our performance to that of the median of our peer group, with dividends reinvested quarterly. For the required chart showing our total shareholder return compared to our peer group based on weighted market capitalization, please see our Annual Report on Form 10-K.

2017 Performance Charts

       TRIR - Total recordable incident rate
    DWIR - Days without incident rate
      *Excludes impact of Marcellus from all periods.
*© 2017 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

     *Non-GAAP measure, see reconciliation in Appendix.
             (1) 2017 data excludes impact of NBLX free cash flow.

Cash Return on Capital Invested
for 2017

CROCI - Cash Return on Capital Invested, Noble versus peer group.
For additional information about our 2017 performance, please see our Annual Report on Form 10-K.

Target versus Realizable Compensation

The chart below illustrates how our executive compensation program delivers strong alignment with Company performance. In setting Mr. Stover’s compensation for the year, our Compensation Committee considered his tenure, scope of responsibilities and level of performance. The “Target” bars represent Mr. Stover’s base salary, target STIP opportunity and grant-date target value of LTIP awards for 2015, 2016 and 2017. The “Realizable” bars represent, as a percentage of target, the total of each year’s base salary paid, STIP earned and paid and LTIP award value as of December 31, 2017.

Mr. Stover’s 2017 LTIP award had an intended grant-date target value of $7.75 million. Based on the Company’s stock price at December 31, 2017, the value of this award at that time was approximately $3.1 million.

By design, our executive compensation program will not deliver intended target value unless the stock price appreciates on an absolute basis, the Company meets or exceeds median industry stock performance and the Company meets or exceeds important financial and operating objectives.

2018 Key Executive Compensation Actions

To ensure we continue to link pay to performance, our Compensation Committee:

–
revised Short-Term Incentive Plan metrics for 2018 to include a cash flow per debt adjusted share growth metric and two additional returns based metrics, return on average capital employed (“ROACE”) and cash return on capital invested (“CROCI”);

–	increased emphasis on performance shares to now reflect 50% of the total long-term incentive award; and

–	extended vesting period of restricted stock award for officers to three years.
Important Date for 2019 Annual Meeting of Shareholders

Shareholder proposals and nominees for director(s) to be submitted for inclusion in our 2019 Proxy Statement pursuant to our By-Laws or Rule 14a-8 of the Securities and Exchange Act of 1934, as amended (“Exchange Act”), must be received by us no later than November 1, 2018.

v

1001 Noble Energy Way	PROXY STATEMENT
Houston, Texas 77070	March 1, 2018

The Board of Directors of Noble Energy, Inc. (the “Board”) is providing you this Proxy Statement to solicit proxies on its behalf to be voted at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) of Noble Energy, Inc. (the “Company”). The meeting will be held at The St. Regis Houston, 1919 Briar Oaks Lane, Houston, Texas 77027 on April 24, 2018 at 9:30 a.m. Central time. The proxies may also be voted at any adjournment or postponement of the meeting.

The mailing address of our principal executive offices is 1001 Noble Energy Way, Houston, Texas 77070. We are first mailing this Proxy Statement to our shareholders on or about March 1, 2018.

All properly executed written proxies and all properly completed proxies submitted by telephone or Internet, that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with the directions given in the proxy unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of the Company’s common stock as of the close of business on February 23, 2018, the record date, are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement thereof. Each owner of record on the record date is entitled to one vote for each share of common stock held. On the record date, February 23, 2018, there were 492,191,992 shares of common stock issued and outstanding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2018 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2018.

Our Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2017 are available at www.proxyvote.com.

Corporate Governance

Corporate Governance

Our Website contains a number of documents, available free of charge, that will be helpful to your understanding of our corporate governance practices:

•	Corporate Governance Guidelines;

•	Certificate of Incorporation;

•	By-Laws;

•	Board committee charters; and

•	Code of Conduct and Code of Ethics for our Chief Executive and Senior Financial Officers, and information about how to report concerns.
You may also obtain copies of these documents by contacting the Company Secretary.

Our Board regularly reviews developments in corporate governance and updates our corporate governance documents and practices as appropriate. Amendments to these documents will be promptly posted on our Website.

Board Leadership Structure

Chairman and Chief Executive Officer

Our Board has historically combined the role of chairman of the board with the role of Chief Executive Officer (“CEO”), maintaining a separate empowered lead independent director position to strengthen our governance structure. Our Board believes this provides an efficient and effective leadership model. Combining the two roles fosters clear accountability, effective decision-making and alignment on corporate strategy. We have not experienced any governance or management issues resulting from combining the two roles and, in this combined role, Mr. Stover has provided strategic, operational and technical expertise, vision and a proven ability to lead our Company.

Annual Review of Board Leadership Structure

Our Board recognizes that no single leadership structure is right for all companies at all times and that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate.

In addition to review at our Board’s annual organizational meeting, our Board will review, at least annually, the continued appropriateness of the combined chairman/CEO structure, as opposed to a split role or other structure. All such reviews will occur outside the presence of the Chairman and CEO, at a meeting of the Corporate Governance and Nominating Committee and/or at an executive session of the Board.

Lead Independent Director

Our Lead Independent Director, currently Michael A. Cawley, is elected annually by our Board and has authority described in our Corporate Governance Guidelines that includes:

•	approving the scheduling of regular and, where feasible, special meetings of the Board to ensure that there is sufficient time for discussion of all agenda items;

•	consulting with the Chairman to establish, and approve, the agenda and scope of materials for each Board meeting;

•	presiding at all executive sessions of the independent directors and Board meetings at which the Chairman is not present;

Corporate Governance

•	serving as a liaison between the Chairman and the independent directors and coordinating the activities of such directors;

•	coordinating the agenda for, and moderating sessions of the Board’s independent directors; and

•	facilitating communications among the other members of the Board.

Board and Committees

In 2017, our Board held 18 meetings and its committees held 19 meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which the director served during 2017, other than Ms. Ladhani who attended 60% of the meetings.(1)

Our Board has the following four standing committees, each with a written charter adopted by the Board and available on our website:

•	Audit Committee;

•	Corporate Governance and Nominating (“Governance”) Committee;

•	Compensation, Benefits and Stock Option (“Compensation”) Committee; and

•	Environment, Health and Safety (“EH&S”) Committee.
(1) As a new member of our Board in the fourth quarter of 2017, the Company and Ms. Ladhani experienced scheduling conflicts with respect to certain meetings.

Primary Responsibilities

The primary responsibilities of each committee are summarized below. For more detail, see the committee charters on our website at www.nblenergy.com, under the heading “Corporate Governance.”

Committee	Key Oversight Responsibilities
Audit
•
Integrity of the Company’s financial statements
•
Disclosure and internal controls
•
Compliance with legal and regulatory requirements
•
Administration of the Company’s Code of Conduct
•
Independent auditor qualifications
•
Internal audit functions
•
Risk management

Governance
•
Corporate governance, including the Corporate Governance Guidelines
•
Director recruitment, retention and development
•
Board committee structure and membership
•
Annual Board and committee self-evaluation
•
Corporate political activities

Compensation
•
CEO and other executive officer compensation structure and amount
•
Performance evaluations for the CEO and other executive officers
•
Design and function of incentive compensation programs, including STIP and equity-based plans
•
Executive officer stock ownership guidelines
•
Compensation Discussion & Analysis

EH&S	• EH&S policies and management systems • EH&S performance • Compliance with EH&S legal and regulatory requirements • Corporate social responsibility and climate policy

Corporate Governance

The following table lists the current members of each committee and the number of meetings held during 2017.

Name	Audit(1)	Compensation	Governance	EH&S
Jeffrey L. Berenson*
Michael A. Cawley*			Chair
Edward F. Cox*
James E. Craddock*(2)				Chair
Thomas J. Edelman*
Kirby L. Hedrick*
Holli C. Ladhani
David L. Stover
Scott D. Urban*		Chair
William T. Van Kleef*	Chair
Molly K. Williamson*
Number of Meetings	5	6	5	3
*Independent Directors

(1)
Each member of our Audit Committee has been determined by the Board to be financially literate and meets the additional criteria for independence of audit committee members as set forth in Securities and Exchange Commission (“SEC”) rule 10A-3(b)(1). Mr. Van Kleef has been determined by the Board to be an audit committee financial expert.

(2)
Mr. Craddock was the CEO of Rosetta Resources Inc. (“Rosetta”) prior to its merger with the Company on July 20, 2015. Our Board has reviewed the applicable rules and regulations of the SEC and the standards and guidance of the New York Stock Exchange (“NYSE”) and concluded that Mr. Craddock is independent. As a prior employee of the acquired company, Rosetta, an entity previously unaffiliated with the Company, the NYSE allows a determination of independence since the termination of his employment with Rosetta occurred concurrently with the closing of the merger.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2017, Messrs. Berenson, Cox, Craddock, Edelman, Hedrick, Urban and Ms. Williamson served as members of the Compensation Committee, with Messrs. Cox and Hedrick exiting and Mr. Urban joining the committee on April 25, 2017. None of the Compensation Committee members was an officer or employee of the Company or former officer of the Company or had any business relationship or conducted any business with the Company other than as described in the Related Person Transactions disclosure in this Proxy Statement. During fiscal year 2017, none of our executive officers served as a director or member of the Compensation Committee (or other committee of the board performing equivalent functions) of another entity where an executive officer of such entity served as a director of the Company or on our Compensation Committee.

Board Development and Succession Planning

Our Board plays a key role in the oversight of the Company’s business. We are committed to ensuring that it represents a diversity of qualifications, attributes, skills and experience necessary for our future. We recognize that our shareholders are interested in board tenure and diversity — areas of consideration in our Board succession planning. We know that the most successful boards, like their executive management team counterparts, have the collective chemistry, strength, agility and strategic perspective to meet the challenges of the fast-moving global business environment within which we operate. In our view, our current Board possesses these traits, and we have taken a number of steps to position it for our future.

Corporate Governance

First, we have placed a greater emphasis on understanding governance trends, with our Governance Committee holding periodic discussions on the topic based on information provided by inside and outside experts.

Second, consistent with this emphasis, we have expanded our outreach as part of our shareholder engagement program. In 2017, we requested meetings with 32 shareholders, representing approximately 71% of our outstanding stock. We also solicited feedback from representatives of the proxy advisory firms, Glass, Lewis & Co. (“Glass Lewis”) and Institutional Shareholder Services Inc. (“ISS”). These meetings were invaluable in providing validation of our practices in some areas, while identifying areas for improvement in others. In general, we received positive feedback on our continued efforts to enhance our public disclosures and our progress on Board refreshment. We also received suggestions on improving our efforts and disclosures on Board strategy, succession planning and climate change disclosure.

Third, we continue to focus on the importance of Board refreshment and, on April 25, 2017, the Board rotated committee members between the Compensation and Audit Committees to provide fresh perspectives on those committees. In addition, the Board underwent an evaluation process to identify the skills needed to enhance the strategic direction of the Board. The Company then engaged an independent director search firm to help identify prospective director candidates. In October 2017, the Board elected Ms. Holli C. Ladhani as a director. Her experience in executive leadership, together with her expertise in energy services and finance will be invaluable. Effective the date of the Annual Meeting of Shareholders, Mr. Hedrick, after 15 years of Board service, has decided not to stand for re-election at the 2018 Annual Meeting of Shareholders. The Governance Committee continues discussions to evaluate the skill-sets needed to maximize Board effectiveness and support the strategic direction of the Company.

Fourth, we have evolved our Board self-evaluation process to a more participative discussion conducted by an independent third-party interviewer. In the current environment, this discussion has included Board refreshment, communication with management and the Company’s competitive landscape.

Fifth, in early 2017, we amended our By-Laws to reduce the age at which a director would not stand for election from 75 to 72. We believe that this will facilitate a more orderly succession process that provides for the periodic infusion of new directors and the diversity of their perspectives. Effective the date of the 2018 Annual Meeting of Shareholders, Ms. Williamson will have reached mandatory retirement age of 72 and will not stand for re-election.

Finally, we have revisited our director compensation program to ensure its alignment with our compensation peer group, eliminating fees for regular meetings and continuing with reduced fees for specially called telephonic meetings. We increased our annual board member retainer, lead independent director retainer and chair retainers for three of our four committees. We believe that this change is consistent with overall peer company practices.

Oversight of Risk Management

Our risk management program is overseen by our Board and its committees, with support from our management and external consultants.

Oversight of Risk Management
•    The Board oversees risk management.
•    Board committees, which meet regularly and report back to the Board, play significant roles in carrying out the risk oversight function.
•    Our management is charged with managing risk through robust internal processes and controls.
•    External consultants provide independent perspectives on our risk management program and assist in the implementation of enhancements.

Corporate Governance

Our Board

•	includes enterprise risk management as an agenda item for regular Board meetings, with our Chairman consulting with our Lead Independent Director to define the topic and scope of each discussion;

•
maintains other processes in support of our risk management effort, such as those by which our Board reviews and approves our capital budget and certain capital projects, hedging policy, new country entry, significant acquisitions and divestitures, equity and debt offerings and the delegation of authority to our management; and

•	manages climate specific risk and opportunities, through our EH&S Committee that meets three times per year and reports regularly to the full Board.
Our Management

•	maintains committees responsible for enterprise risk management, compliance and ethics, disclosures and monitoring climate related risk to our business;

•	includes a dedicated Chief Compliance Officer; and

•	regularly reports to our Board or its committees on our risk management practices.
Our Independent External Consultants

•	audit our financial statements, internal control over financial reporting and oil and gas reserves;

•	help evaluate the adequacy of our risk management program;

•	assist in the implementation of program enhancements; and

•	help prepare the risk disclosures in our public filings.

Senior Leadership Succession Planning

A key responsibility of our CEO and Board in the area of risk management is ensuring that an effective process is in place to provide continuity of leadership over the long-term. Each year, a review of senior leadership succession is conducted by our Board. During this review, the CEO and the independent directors discuss candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process forms the basis for ongoing leadership assignments.

Codes of Conduct

We have adopted a Code of Conduct that applies to our directors, officers and employees and sets out our policy regarding laws and business conduct, contains other policies relevant to business conduct and sets out a process for reporting violations thereof. We have also adopted a Code of Ethics for Chief Executive and Senior Financial Officers, violations of which are to be reported to our Audit Committee.

Shareholder Engagement

In 2015, we formalized a shareholder engagement program that provides for management’s annual engagement with some of our key shareholders to obtain feedback on our corporate governance practices. During 2017, we requested meetings with 32 shareholders, representing approximately 71% of our outstanding shares. We received feedback regarding board diversity, executive compensation metrics and climate change disclosure. Feedback was communicated to, and considered by, our Board and the Company continues to respond to shareholder feedback by working to improve its disclosures around governance and decisions in these areas.

Corporate Governance

Director Independence and Related Person Transactions

Director Independence

Our Governance Committee annually reviews the independence of our non-management directors and reports its findings to our Board. To assist in this review, our Board has adopted standards for director independence consistent with those of the NYSE and SEC. These independence standards are set forth in our Corporate Governance Guidelines, which are available on our Website under the heading “Corporate Governance.”

In making independence determinations, our Board considers relevant facts and circumstances, including transactions, relationships and arrangements between each director or any member of the director’s immediate family and the Company, our subsidiaries and affiliates. Transactions considered by the Board during 2017 through January 31, 2018 included:

•	Company royalty program payments to Mr. Cox of $1,111,965 and Mr. Cawley of $10,238;

•
payments to the following portfolio companies of White Deer Energy (“White Deer”), of which Mr. Edelman is a managing partner: $389,764 to Patriot Well Solutions LLC (“Patriot”), $649,298 to Flogistix LP (“Flogistix”), and $209,506 to O-Tex Holdings Inc., which in November 2017 merged with and into C&J Energy Services (“CJ Energy”);

•	payments in the form of charitable contributions totaling $620,970 to the Wildlife Conservation Society, of which Mr. Edelman is a member of the board of trustees;

•	payments of approximately $15,312,997 to Oil States International, Inc., of which Mr. Van Kleef is a director; and

•	payments of $24,768,788 to Select Energy Services, Inc. (“Select Energy”) and affiliated companies of which Ms. Ladhani is the President and Chief Executive Officer.

Under the NYSE Listing Standards, a director will not be considered independent if he/she is employed by a company that has, within the last three years, made or received payments from the Company, in excess of the greater of $1 million or 2% of such Company’s revenues. Ms. Ladhani was elected as the President and Chief Executive Officer of Select Energy on November 1, 2017, pursuant to the merger of Select Energy with Rockwater Energy Solutions, Inc. (“Rockwater”). During 2017, the Company made payments to Select Energy of approximately $24.8 million, which is in excess of 2% of Select Energy’s 2017 gross revenues. Effective October 26, 2017, the Board elected Ms. Ladhani as a director and has determined that she is not independent under the NYSE Listing Standards. Ms. Ladhani is a valuable member of the Board and adds over 17 years of experience in the broader energy industry, including CEO and CFO leadership, as well as financial expertise to our Board. The Company expects that its payments to Select Energy will be less than 2% of Select Energy’s revenues prospectively, given the consolidated size of Select Energy and Rockwater. The Board anticipates being able to reconsider her independence in 2021.

Under NYSE Listing Standards, a director is not independent if he/she has been within the last three years an employee of the listed company. However, NYSE guidance clarifies that a former employee of an acquired company may still be considered independent if the employment relationship ended concurrent with a merger. Mr. Craddock’s employment with Rosetta ended concurrently with the Company’s merger with Rosetta on July 20, 2015. Mr. Craddock did not receive additional consideration subsequent to the merger, none of the Rosetta executives were retained by the Company and the acquired assets represent a small portion of the Company’s total asset portfolio. Therefore, after review of the NYSE guidance, as well as other facts and circumstances, the Company found, and continues to find, Mr. Craddock to be an independent director. Mr. Craddock brings valuable knowledge of our Delaware and Eagle Ford Shale assets, as well as CEO experience and a high level of financial literacy to our Board.

After reviewing these transactions, relationships and arrangements, on February 6, 2018 our Board determined that no material relationship existed that would interfere with the ability of Messrs. Berenson, Cawley, Cox,

Corporate Governance

Craddock, Edelman, Hedrick, Urban, Van Kleef or Ms. Williamson to exercise independent judgment and that each is independent for Board membership purposes. Our Board has also determined that all members of our Audit, Compensation and Governance Committees are independent under the applicable NYSE independence standards and SEC rules.

Related Person Transactions

We review all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction.

As required under SEC rules, transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in our annual Proxy Statement. In addition, our Governance Committee or Board (if appropriate) reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, consideration is given to:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment or ability of a director or executive officer to act in our best interest; and

•	any other matters deemed appropriate.

Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, but that director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

Mr. Edelman is a managing partner of White Deer, a private equity firm that invests in the oil and gas industry. White Deer manages funds that own equity interests in certain companies with which the Company conducts business. During fiscal year 2017 and through January 31, 2018 the Company made payments totaling:

•
$649,298 to Flogistix for the leasing of gas compression units. White Deer manages funds that own a 92.6% interest in Flogistix. Mr. Edelman has an estimated indirect pecuniary interest of 3.37% in Flogistix;

•	$389,764 to Patriot for coil tubing services. White Deer manages funds that hold a 92.7% interest in Patriot. Mr. Edelman has an estimated indirect pecuniary interest of 3.37% in Patriot; and

•	$209,506 to CJ Energy for pumping services. White Deer manages funds that hold a 4.1% interest in CJ Energy. Mr. Edelman has an estimated indirect pecuniary interest of 0.25% in CJ Energy.
Ms. Ladhani is the President and CEO of Select Energy, a public company that provides its customers with efficient and environmentally conscious water and chemical solutions to service the full life cycle of the well. During fiscal year 2017 and through January 31, 2018, the Company made payments totaling $24.8 million to Select Energy companies. In addition, a portfolio company of White Deer, Crescent Companies, LLC, merged into Rockwater in March 2017, that subsequently merged with Select Energy in November 2017. As a result, White Deer owns a 4.2% interest of Select Energy, and Mr. Edelman has an indirect pecuniary interest of 0.26% in Select Energy.

Corporate Governance

Based upon the review and recommendations of our Governance Committee and our Board, we believe these transactions were in our best interest and on terms no less favorable to us than we could have achieved with an unaffiliated party.

During fiscal year 2017 and through January 31, 2018, there were no other transactions in excess of $120,000 between our Company and a related person in which the related person had a direct or indirect material interest.
Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and more than 10% shareholders are required by SEC regulations to provide us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and more than 10% beneficial owners were complied with during the year ended December 31, 2017.

Corporate Governance

Ownership of Equity Securities of the Company

Directors and Named Executive Officers

The following table sets forth, as of February 23, 2018, the shares of our common stock and common units of NBLX beneficially owned by each director, each Named Executive Officer (“NEO”) listed in the Summary Compensation Table included in this Proxy Statement, and all directors and executive officers as a group.

	Noble Energy, Inc. Common Stock Beneficially Owned(1)					Noble Midstream Partners LP(1)
Name	Number of Shares (2)		Shares Underlying Stock Options (3)	Total	Percent of Class	Number of Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned
Director
Jeffrey L. Berenson	58,277		55,262	113,539	*	—	—
Michael A. Cawley	44,861		55,262	100,123	*	—	—
Edward F. Cox	72,404	(4)	55,262	127,666	*	—	—
James E. Craddock	101,913		39,147	141,060	*	—	—
Thomas J. Edelman	3,359,352	(5)	55,262	3,414,614	*	—	—
Kirby L. Hedrick	138,130		55,262	193,392	*	—	—
Holli C. Ladhani	21,858		—	21,858	*	—	—
David L. Stover	743,556		1,053,033	1,796,589	*	4,500	*
Scott D. Urban	39,186		55,262	94,448	*	—	—
William T. Van Kleef	106,304		55,262	161,566	*	—	—
Molly K. Williamson	20,273		32,236	52,509	*	—	—
Named Executive Officer (excluding any director named above)
Kenneth M. Fisher	218,804		453,532	672,336	*	12,500	*
Gary W. Willingham	200,005	(6)	233,682	433,687	*	10,000	*
Charles J. Rimer	98,967	(7)	188,624	287,591	*	—	—
John K. Elliott	102,602		141,113	243,715	*	—	—
Susan M. Cunningham (10)	108,124		415,926	524,050	*	—	—
Arnold J. Johnson (10)	103,754	(8)	231,840	335,594	*	—	—
All directors and executive officers as a group (22 persons)	5,852,455	(9)	3,780,380	9,632,835	1.96%	58,802	*

*	Represents less than one percent.

(1)	Unless otherwise indicated, all shares and units are directly held with sole voting and investment power.

(2)
Includes unvested restricted stock awards, as follows: 6,474 shares held by each of Messrs. Berenson, Cawley, Cox, Craddock, Edelman, Hedrick, Urban, Van Kleef and Ms. Ladhani and Ms. Williamson; Mr. Stover — 403,102 shares; Mr. Fisher — 105,683 shares; Mr. Willingham — 103,682 shares; Mr. Rimer — 59,119 shares Mr. Elliott — 57,781 shares; and other executive officers — 158,975 shares.

(3)	Consists of shares not outstanding but subject to options that are currently exercisable or that will become exercisable on or before April 24, 2018.

(4)	Includes 28,334 shares held by spouse.

(5)	Includes 400,000 shares held under deferred compensation plans.

(6)	Includes 11 shares indirectly held in a qualified 401(k) plan and 30,000 shares held indirectly in an IRA.

(7)	Includes 5,122 shares indirectly held in a qualified 401(k) plan.

(8)	Includes 5,783 shares indirectly held in a qualified 401(k) plan.

(9)	Includes 13,877 aggregate number of shares indirectly held in a qualified 401(k) plan.

(10)
Values for the restricted shares from the exit Form 4 filed upon Ms. Cunningham’s retirement and Mr. Johnson’s resignation, stock option information from Company records and common units in NBLX from the last Schedule 13D filed by the Company for holdings in NBLX.

Corporate Governance

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of February 23, 2018, information about the number of shares held by persons we know to be the beneficial owners of more than 5% of our issued and outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	55,773,221	(1)	11.3%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	51,019,310	(2)	10.4%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	42,533,049	(3)	8.6%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	33,188,644	(4)	6.7%
State Street Corporation One Lincoln Street Boston, MA 02111	26,278,348	(5)	5.3%

(1)
Based upon its Schedule 13G/A filed with the SEC on February 14, 2018 with respect to its beneficial ownership of our common stock, Capital World Investors has sole voting power and sole dispositive power with respect to 55,773,221 shares. Beneficial ownership of these shares is disclaimed. Capital World Investors is a division of Capital Research Management Company.

(2)
Based upon its Schedule 13G/A filed with the SEC on February 9, 2018 with respect to its beneficial ownership of our common stock, The Vanguard Group has sole voting power with respect to 666,516 shares, shared voting power with respect to 115,239 shares, sole dispositive power with respect to 50,253,177 shares and shared dispositive power with respect to 766,133 shares.

(3)
Based upon its Schedule 13G/A filed with the SEC on February 14, 2018 with respect to its beneficial ownership of our common stock, Capital Research Global Investors has sole voting and sole dispositive power with respect to 42,533,049 shares. Beneficial ownership of these shares is disclaimed. Capital Research Global Investors is a division of Capital Research and Management Company.

(4)
Based upon its Schedule 13G/A filed with the SEC on January 25, 2018 with respect to its beneficial ownership of our common stock, BlackRock, Inc. has sole voting power with respect to 29,148,496 shares and sole dispositive power with respect to 33,188,644 shares.

(5)
Based upon its Schedule 13G filed with the SEC on February 14, 2018 with respect to its beneficial ownership of our common stock, State Street Corporation has sole voting power with respect to 0 shares, shared voting power with respect to 26,278,348 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 26,278,348 shares.

Shareholder Proposals and Other Matters

We have been notified by certain shareholders that they intend to present one proposal as set forth in this Proxy Statement at our 2018 Annual Meeting for action by the shareholders. Pursuant to Rule 14a-8(l)(1) of the Exchange Act, we will provide the address and number of shares of our common stock held by the proponents of that proposal promptly upon receipt of a written or oral request. Requests should be submitted to the Company Secretary.

Shareholder proposals intended to be brought before our 2019 Annual Meeting of Shareholders as an agenda item in accordance with our By-Laws or to be included in our Proxy Statement relating to that meeting pursuant to Rule 14a-8 of the Exchange Act, which is currently scheduled to be held on April 23, 2019, must be received by us at our office in Houston, Texas, addressed to our Company Secretary, no later than November 1, 2018.

Election of Directors (Proposal 1)

Election of Directors (Proposal 1)

Our Board is currently comprised of 11 directors. Our Board recommends the nine director nominees as presented below, seven of whom are independent. The business experience of each nominee, as well as the qualifications that led our Board to select them for election to the Board, is discussed below. All directors are elected annually to serve until the next annual meeting and until their successors are elected and qualified.

Election Process

Our By-Laws provide that the number of directors shall be determined by the Board and that in an election where the number of nominees does not exceed the number of directors to be elected, each director must receive the majority of the votes cast with respect to that director.

Our Board will nominate candidates for election or re-election who agree to tender, promptly following the annual meeting, irrevocable resignations that will be effective upon (a) the failure to receive the required vote at the next annual meeting and (b) acceptance by the Board. In addition, our Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board.

If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the shareholder vote, our Governance Committee will act to determine whether to accept the director’s resignation and will submit its recommendation for consideration by our Board. The Board will promptly act on the resignation, taking into account the recommendation of the Governance Committee, and publicly disclose its decision and rationale.

Director Nominations

Our Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to our Board a slate of nominees for election at each Annual Meeting of Shareholders. Nominees may be suggested by directors, members of management, shareholders or, in some cases, by a third-party search firm.

Shareholders who wish the Governance Committee to consider their recommendations for nominees for the position of director should submit a recommendation in writing to the Governance Committee, in care of the Company Secretary, between 120 and 150 days before the anniversary date of the mailing of the previous year’s proxy materials. Shareholder nominees for directors to be submitted for inclusion in our 2019 Proxy Statement must be received by us by November 1, 2018. Our Corporate Governance Guidelines specify the processes for evaluating nominees for director and the requirements for a shareholder recommendation for a director nominee.

In addition, our By-Laws permit certain qualifying shareholders to include director nominees in our Proxy Statement. This proxy access mechanism allows a shareholder or group of up to 25 shareholders owning at least 3% of the Company’s outstanding common stock continuously for at least three years to submit their own candidate for election to our Board. These nominees may not constitute more than 25% of our Board at any time. Proxy access nominations must be delivered to the Company between 120 and 150 days before the anniversary date of the mailing of the previous year’s proxy materials and satisfy certain other criteria specified in our By-Laws. For inclusion in our 2019 Proxy Statement, proxy access nominations must be received by us no later than November 1, 2018.

Director Qualifications

Our Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to our Board’s oversight of our business and affairs and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be those people

Election of Directors (Proposal 1)

who, after taking into account their skills, expertise, integrity, diversity, character, judgment, age, independence, corporate experience, length of service, potential conflicts of interest and commitments (including, among other things, service on the boards or comparable governing bodies of other public or private companies, charities, civic bodies or similar organizations) and other qualities, are believed to enhance our Board’s ability to manage and direct, in an effective manner, our business and affairs, including, when applicable, to enhance the ability of the committees of our Board to fulfill their duties and to satisfy any independence requirements imposed by law, regulation or listing standards of the NYSE.

In general, nominees for director should have an understanding of the workings of large business organizations such as ours and senior level executive experience, as well as the ability to make independent, analytical judgments, the ability to communicate effectively and the ability and willingness to devote the time and effort to be an effective and contributing member of our Board. In addition, our Governance Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, and independence from management and our Company. It will also seek to have our Board represent a diversity of background, experience, gender and race. Our Governance Committee annually reviews its long-term plan for Board composition, giving consideration to the foregoing factors. The above criteria and guidelines, together with the section of the Company’s Corporate Governance Guidelines entitled “Director Qualification Standards,” constitute the policy of the Governance Committee regarding the recommendation of new nominees or the re-election of directors to the Company’s Board of Directors or its committees.

2018 Nominees for Director

Upon recommendation of the Governance Committee, our Board has nominated Jeffrey L. Berenson, Michael A. Cawley, Edward F. Cox, James E. Craddock, Thomas J. Edelman, Holli C. Ladhani, David L. Stover, Scott D. Urban and William T. Van Kleef for election as director.

Each of the director nominees currently serves on our Board and was elected by the shareholders at our 2017 Annual Meeting of Shareholders, with the exception of Holli C. Ladhani, who was elected on October 24, 2017 by our Board. If elected, each nominee will hold office until the 2019 Annual Meeting of Shareholders and until his or her successor is elected and qualified. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should be unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce the number of directors.

Our Board believes that the combination of the various qualifications, skills and experiences of the 2018 director nominees will contribute to an effective and well-functioning board. Our Board and the Governance Committee believe that, individually and as a whole, these director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to our Company’s management.

Qualifications of 2018 Nominees for Director

In furtherance of the Director Qualifications discussed above, the following biographies highlight some categories of qualifications, attributes, skills and experience of each director nominee that led our Board to conclude that the director is qualified to serve.

Our Board recommends that shareholders vote FOR the election of each of the director nominees.

Director Nominee Biographies

Jeffrey L. Berenson
Director since 2005 Age 67

Mr. Berenson is Chairman and Chief Executive Officer of Berenson Holdings LLC, a private investment banking firm in New York City that he co-founded in 1990. From 1978 until such co-founding, he was with Merrill Lynch’s Mergers and Acquisitions department, becoming head of that department in 1986 and then co-head of its Merchant Banking unit in 1988. Mr. Berenson previously served on the boards of directors of Epoch Holding Corporation and Patina Oil and Gas Corp. (“Patina”) and joined our Board upon completion of our merger with Patina in May 2005.

Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — has been in the investment banking business since 1978 and has a thorough understanding of the economic environment in which we operate.

•	Relevant Chief Executive Officer/President Experience — serves as Chairman and CEO of the private investment banking firm that he co-founded in 1990.

•
Extensive Knowledge of Our Industry and Business — has historical knowledge of our DJ Basin (Colorado) assets through his service as a director of Patina and since that time has had broad exposure to our business through over 12 years of service on our Board.

Michael A. Cawley
Director since 1995 Age 70

Mr. Cawley has served as President and Manager of The Cawley Consulting Group, LLC since January 2012. He previously served as a director of Noble Corporation Plc (“Noble Corporation”) from 2010 to 2017. In 2014, Noble Corporation effected a spin-off of Paragon Offshore plc, which subsequently filed for bankruptcy protection on February 14, 2016. Mr. Cawley also previously served as President and Chief Executive Officer of The Samuel Roberts Noble Foundation, Inc. (the “Foundation”) from February 1992 until his retirement in January 2012, after serving as Executive Vice President of the Foundation since January 1991. Prior to 1991, Mr. Cawley was the President of Thompson and Cawley, a professional corporation, attorneys at law. Mr. Cawley served as a trustee of the Foundation from 1988 until his retirement. He has served on our Board since 1995 and has been our Lead Independent Director since 2001.

Qualifications, Attributes, Skills and Experience:

•
Relevant Chief Executive Officer/President Experience — served as President and CEO of the Foundation for nearly 20 years and as President of Thompson and Cawley, a professional corporation, attorneys at law.

•	Extensive Knowledge of Our Industry and Business — has historical knowledge of, and broad exposure to, our business through over 22 years of service on our Board.

•	Strong Governance Experience — worked as an attorney and law firm partner, and for over 17 years has served as our Lead Independent Director and chair of our Governance Committee.

Director Nominee Biographies

Edward F. Cox
Director since 1984 Age 71

Mr. Cox is a retired partner of Patterson Belknap Webb & Tyler LLP, a law firm in New York City, having served as chair of the firm’s corporate department and as a member of its management committee. He currently serves as chair of the New York Republican State Committee (“NYRSC”) and as a member of the Republican National Committee. He was elected chair of the New York League of Conservation Voters Education Fund in 2004 and Secretary of the Economic Club of New York in 2013. He has served Presidents Nixon, Reagan and George H. W. Bush in the international arena, has been a member of the Council on Foreign Relations since 1993 and serves on the board of directors of the Foreign Policy Association of the American Ditchley Foundation. He has served on our Board since 1984.

Qualifications, Attributes, Skills and Experience:

•	Broad International Exposure — served three U.S. presidents in the international arena.

•	Extensive Knowledge of Our Industry and Business — has historical knowledge of, and broad exposure to, our business through over 33 years of service on our Board.

•	Governmental or Geopolitical Expertise — serves as chair of the NYRSC and has served in a presidential campaign leadership role.

•	Strong Governance Experience — worked as an attorney in private practice, chairing his firm’s corporate department.

James E. Craddock
Director since 2015 Age 59

Mr. Craddock served as the Chairman and Chief Executive Officer of Rosetta from February 2013 through July 2015, when Rosetta merged with the Company. He joined Rosetta in April 2008 as Vice President, Drilling and Production Operations, and was named a Senior Vice President in January 2011. From April 2006 to March 2008, Mr. Craddock was Chief Operating Officer for BPI Energy, Inc. (“BPI”), an exploration and production start-up company focused on coal bed methane development. On February 3, 2009, BPI filed for bankruptcy protection. Mr. Craddock began his industry career with Superior Oil Company in 1981 and then held a broad range of technical, operational and strategic roles with Burlington Resources Inc. (“Burlington”) and its predecessor companies for more than 20 years. At Burlington, he held a series of positions of increasing responsibility, most recently as Chief Engineer. Mr. Craddock currently serves as a director of Templar Energy LLC. He joined our Board upon completion of our merger with Rosetta in July 2015.

Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — has extensive experience in the financial aspects of our business through his leadership roles with several oil and gas companies.

•
Relevant Chief Executive Officer/President Experience — served as President and CEO of Rosetta from 2013 through its merger with the Company in 2015 and since that time has had exposure to our business through over two years of service on our Board.

•	Extensive Knowledge of Our Industry and Business — has historical knowledge of our Delaware Basin and Eagle Ford Shale assets through his service as CEO of Rosetta.

Director Nominee Biographies

Thomas J. Edelman
Director since 2005 Age 67

Mr. Edelman is a managing partner of White Deer Energy, an energy private equity fund. He founded Patina and served as its Chairman and Chief Executive Officer from its formation in 1996 through its merger with the Company in 2005. Mr. Edelman co-founded Snyder Oil Corporation and was its President from 1981 through 1997. He served as Chairman and CEO and later as Chairman of Range Resources Corporation from 1988 through 2003. From 1980 to 1981 he was with the First Boston Corporation and from 1975 through 1980 with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman serves on the boards of directors of Corterra Energy, LLC, Midstream Texas LLC, Global Petro Storage Limited, Quanah Panhandle, LLC and Riverside Energy Company LLC. He currently is trustee of the Wildlife Conservation Society and The Frick Collection, serves on the Advisory Council of Princeton University’s Department of Politics, is an Emeritus member of the Investment Committee of The Hotchkiss School and is Chairman Emeritus of Lenox Hill Neighborhood House. He joined our Board upon completion of our merger with Patina in May 2005.

Qualifications, Attributes, Skills and Experience:

•
High Level of Financial Literacy — has extensive experience with investment banking and private equity funds, as well as financial aspects of our business through leadership of large independent oil and gas companies.

•	Relevant Chief Executive Officer/President Experience — served as President and CEO of several independent oil and gas companies.

•
Extensive Knowledge of Our Industry and Business — has historical knowledge of our DJ Basin assets through his service as founder, Chairman and CEO of Patina and since that time has had broad exposure to our business through over 12 years of service on our Board.

Holli C. Ladhani
Director since 2017 Age 47

Ms. Ladhani is President and Chief Executive Officer of Select Energy. Prior to its merger with Select Energy, Ms. Ladhani served as Chairman, President and Chief Executive Officer of Rockwater since February 2017 and Chief Executive Officer since June 2015. Ms. Ladhani held various positions at Rockwater since its formation in 2011 including Executive Vice President, Chemical Technologies and Chief Financial Officer. Prior to joining Rockwater, Ms. Ladhani served as Executive Vice President and Chief Financial Officer of Dynegy Inc. (“Dynegy”) since November 2005. She previously held various positions with Dynegy, including Senior Vice President, Treasurer and Controller, from 2000 to 2005. In November 2011, subsequent to Ms. Ladhani’s departure from Dynegy, two Dynegy subsidiaries of which Ms. Ladhani had previously been an officer filed for bankruptcy protection. Prior to joining Dynegy, Ms. Ladhani held various positions with PricewaterhouseCoopers LLP from 1992 to 2000. Ms. Ladhani serves on the boards of directors of Select Energy, Atlantic Power Corporation, a North American independent power producer, and is a board member of Junior Achievement of Southeast Texas. She joined our Board in October 2017.

Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — has extensive exposure to the financial aspects of our business having served as CFO of Rockwater and Dynegy.

•	Relevant Chief Executive Officer/President Experience — serves as President and CEO of Select Energy and previously served as Chairman, President and CEO of Rockwater.

•	Extensive Knowledge of Our Industry and Business — has served in various positions within the broader energy industry since 2000.

Director Nominee Biographies

David L. Stover
Director since 2014 Age 60

Mr. Stover has served as President and Chief Executive Officer of Noble Energy since October 2014, and Chairman of the Board since April 2015, as President and Chief Operating Officer since April 2009, and Executive Vice President and Chief Operating Officer since August 2006. He joined the Company in 2002 and has served in various other senior leadership capacities, including Senior Vice President of North America and Business Development and Vice President of Business Development. Prior to joining the Company, he held various positions with BP America, Inc. (“BP”), Vastar Resources, Inc. (“Vastar”), and Atlantic Richfield Company (“ARCO”). He joined our Board in April 2014.

Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — has extensive exposure to the financial aspects of our business through his leadership roles in several oil and gas companies.

•	Broad International Exposure — led our exploration and production efforts in the Eastern Mediterranean and West Africa, as well as other international locations.

•	Extensive Knowledge of Our Industry and Business — has devoted a career to the oil and gas industry and overseen our operations since 2006.

•	Active in Community — serves in leadership roles in industry and community organizations in our Houston headquarters area.

Scott D. Urban
Director since 2007 Age 64

Mr. Urban served in executive management positions at Amoco Corp. (“Amoco”) and its successor, BP, from 1977 to 2005. At the time of his retirement from BP in 2005, he was Group Vice President, Upstream for several profit centers including North America Gas, Alaska, Egypt and Middle East and, before that, Group Vice President, Upstream North Sea. He held various positions at Amoco including, at the time of its merger with BP, Group Vice President, Worldwide Exploration. Mr. Urban has been a partner in Edgewater Energy LLC, an investment consulting firm, since 2010 and has served as a member of the board of directors of Pioneer Energy Services Corporation since 2008. He joined our Board in October 2007.

Qualifications, Attributes, Skills and Experience:

•	Relevant Chief Executive Officer/President Experience — served as Group Vice President of a major international oil and gas company.

•	Broad International Exposure — led various onshore and offshore projects in Egypt, Middle East and North Sea, with an emphasis on exploration.

•	Extensive Knowledge of Our Industry and Business — has devoted a career to the oil and gas industry and has had broad exposure to our business through over 10 years of service on our Board.

Director Nominee Biographies

William T. Van Kleef
Director since 2005 Age 66

Mr. Van Kleef served in executive management positions at Tesoro Corporation (“Tesoro”) from 1993 to 2005, most recently as Tesoro’s Executive Vice President and Chief Operating Officer. During his tenure at Tesoro he held various positions, including President, Tesoro Refining and Marketing, and Executive Vice President and Chief Financial Officer. Before joining Tesoro, Mr. Van Kleef, a Certified Public Accountant, served in various financial and accounting positions with Damson Oil from 1982 to 1991, most recently as Senior Vice President and Chief Financial Officer. Mr. Van Kleef has also served as a member of the board of directors of Oil States International, Inc. since 2006. He joined our Board in November 2005.

Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — is a Certified Public Accountant, having served in various financial and accounting positions throughout his career.

•	Relevant Chief Executive Officer/President Experience — served as Executive Vice President and COO of a large refining and marketing company.

•	Extensive Knowledge of Our Industry and Business — has had broad exposure to our business through over 12 years of service on our Board.

2017 Director Compensation

2017 Director Compensation

Our 2017 director compensation program consists of two principal elements: (1) an annual retainer and committee fees and (2) equity, including stock options and restricted stock. Our Governance Committee reviews our director compensation program annually, based on information provided by our independent compensation consultant.

Annual Retainer and Committee Fees

Non-employee directors received the following cash fees for 2017, paid pro rata on a monthly basis, with adjustments approved by our Board at its October 24, 2017 meeting, effective as of November 1, 2017 and noted where applicable:

•	an annual retainer of $75,000 (increased to $85,000);

•	$2,000 for each Board or committee meeting attended (eliminated except for specially called meetings);

•	$1,000 for each Board or committee meeting attended telephonically (eliminated except for specially called meetings);

•	$7,500 as an annual fee for the chairs of the Governance and EH&S Committees (increased to $15,000 for the Governance chair and $10,000 for the EH&S chair);

•	$15,000 as an annual fee for the chairs of the Audit and Compensation Committees (increased to $25,000 for the Audit chair); and

•	$20,000 as an annual fee for the Lead Independent Director (increased to $25,000).
Non-employee directors are also entitled to participate in our Non-Employee Director Fee Deferral Plan under which all or a portion of their director fees may be deferred for future payment. We also reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and director continuing education programs relevant to their Board service.

Equity

The 2015 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (“2015 Plan”) provides for grants of stock options and awards of restricted stock to our non-employee directors, and was approved by shareholders on April 28, 2015.

Stock options were issued with an exercise price equal to the fair market value, as defined in the 2015 Plan, of our common stock on the date of grant and may be exercised beginning one year after the date of grant. They expire 10 years from the date of grant. Restricted stock is restricted for a period of one year from the date of award. The vesting of stock options and restricted stock under the 2015 Plan is not contingent upon the satisfaction of any performance criteria and will accelerate upon a termination of Board membership following a change of control, as defined in the 2015 Plan.

Newly elected non-employee directors receive, on the date of initial election to our Board, an award with a total value of $250,000 to be allocated 100% to restricted shares. On October 24, 2017 our Board approved the grant of full value shares for annual equity and new hire grants, to replace the prior practice of granting one-half stock options and one-half restricted shares.

On January 30, 2018 our Board considered the Company’s 2017 positive results in an adverse business environment in making the 2018 awards based on the $200,000 target value, with 100% of the grant in restricted stock, resulting in 6,474 shares of restricted stock being awarded to each non-employee director, effective February 1, 2018.

2017 Director Compensation

Director Compensation Summary for 2017

The table below sets forth certain information concerning the compensation paid or earned in 2017 by our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
Jeffrey L. Berenson	112,666	99,992	99,994	—	—	—	312,652
Michael A. Cawley	141,249	99,992	99,994	—	—	—	341,235
Edward F. Cox	120,166	99,992	99,994	—	—	—	320,152
James E. Craddock	123,082	99,992	99,994	—	—	—	323,068
Thomas J. Edelman	115,666	99,992	99,994	—	—	—	315,652
Kirby L. Hedrick	122,666	99,992	99,994	—	—	—	322,652
Holli C. Ladhani	16,166	249,998	—	—	—	—	266,164
Scott D. Urban	127,666	99,992	99,994	—	—	—	327,652
William T. Van Kleef	130,332	99,992	99,994	—	—	—	330,318
Molly K. Williamson	117,666	99,992	99,994	—	4,839	—	322,491

(1)
Reflects annual retainer, committee chair, lead independent director and meeting fees paid or earned by our non-employee directors in 2017. During 2017, Ms. Williamson deferred 90% ($105,899) of her retainer and meeting fees under the Non-Employee Director Fee Deferral Plan.

(2)
Reflects the aggregate grant date fair value for restricted stock awarded to our non-employee directors computed in accordance with FASB ASC Topic 718. Restricted stock awarded will vest on the one-year anniversary of the award date. The vesting of the restricted shares will accelerate in the event of an involuntary termination of Board membership following a change of control. Each non-employee director received an award of 2,534 shares of restricted stock on February 1, 2017 that were unvested as of December 31, 2017. Ms. Ladhani received an award of 9,304 shares of restricted stock on October 26, 2017 upon her election to the Board.

(3)
Reflects the aggregate grant date fair value for non-qualified stock options granted to our non-employee directors, under our 2015 Plan, computed in accordance with FASB ASC Topic 718. Options represent the right to purchase shares of common stock at a fixed price per share equal to fair market value on the date of grant. Our 2015 Plan defines “fair market value” as the closing price of our common stock on the NYSE on the date of grant. Options granted in 2017 to our non-employee directors who are still members of the Board vested on the one-year anniversary of the grant date. The vesting of the options will accelerate in the event of an involuntary termination of Board membership following a change of control. Vesting of these options is not contingent upon the satisfaction of any performance criteria, although none of the options may be exercised until the first anniversary (absent a change of control) or after the tenth anniversary of the date of grant. Each non-employee director, except for Ms. Ladhani, received 7,541 non-qualified stock options on February 1, 2017 that were unvested as of December 31, 2017. The following directors have option grants outstanding as of December 31, 2017: Mr. Berenson — 53,657 shares; Mr. Cawley — 53,657 shares; Mr. Cox — 53,657 shares; Mr. Craddock — 31,606 shares; Mr. Edelman — 53,657 shares; Mr. Hedrick — 53,657 shares; Mr. Urban — 53,657 shares; Mr. Van Kleef — 53,657 shares; and Ms. Williamson — 24,695 shares.

(4)
Reflects above-market earnings under the Non-Employee Director Fee Deferral plan. Above-market earnings are based on the difference between the monthly plan crediting rate ranging from 3.75% to 4.50% and 120% of the monthly long-term applicable federal rate during 2017 (ranging from 2.96% to 3.34%).

Ratification of Appointment of Independent Auditor (Proposal 2)

Ratification of Appointment of Independent Auditor (Proposal 2)
The Audit Committee of our Board is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit our financial statements. The Audit Committee has appointed KPMG LLP as our independent external auditor for 2018. KPMG has been retained as our external auditor continuously since May 2002.

The Audit Committee is responsible for the audit fee negotiations associated with our retention of KPMG. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm.

In conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG’s new lead engagement partner. The members of the Audit Committee and our Board believe that the continued retention of KPMG to serve as our independent external auditor is in our best interest and the best interest of our shareholders.

Although action by our shareholders on this matter is not required, our Audit Committee believes that it is important to seek shareholder ratification of this appointment in light of the critical role played by our independent auditor in maintaining the integrity of our financial controls and reporting. One or more representatives of KPMG are expected to be present at our annual meeting and will be able to make a statement if they so desire and respond to appropriate questions.

Our Board recommends that shareholders vote FOR the ratification of the appointment of KPMG LLP as our independent auditor.

Matters Relating to the Independent Auditor

Accounting Fees and Services for Fiscal Years 2017 and 2016

	2017	%	2016	%
Audit Fees(1)	$2,805,000	75.9	$2,360,000	86.1
Audit-Related Fees(2)	890,000	24.1	380,000	13.9
Tax Fees	—	—	—	—
All Other Fees	—	—	—	—
Total Fees(3)	$3,695,000	100.0	$2,740,000	100.0

(1)
Services rendered in 2017 and 2016 include auditing our financial statements included in the Company’s Annual Report filed on Form 10-K and our internal controls over financial reporting and quarterly reviews of our interim financial statements filed on Form 10-Q.

(2)	Includes fees for audits of, and consents related to, comfort letters, foreign statutory audits, employee benefit plans, attest engagements and similar items.

(3)
The amounts of fees paid by NBLX to KPMG LLP, its independent auditor, were $1,059,500 for 2017 and $850,000 for 2016 and are not included in above table. See NBLX Annual Report on Form 10-K filed on February 20, 2018.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee approves all audit and non-audit services to be provided by our Independent Auditor prior to the receipt of such services. The Audit Committee Chair has the authority to pre-approve services of up to $50,000 rendered by our Independent Auditor. Any pre-approval of services by the Audit Committee Chair shall be reported to the Audit Committee at its next scheduled meeting.

All audit-related services, tax services and other services for 2017 set forth in the table above were pre-approved by the Audit Committee Chair or the Audit Committee, as provided above, which in either case determined that such services would not impair the independence of our auditor and are consistent with the SEC’s rules on auditor independence.

Report of the Audit Committee
To the Shareholders of
Noble Energy, Inc.:

The primary purpose of the Audit Committee of the Company’s Board of Directors is to: (1) assist the Board of Directors in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Auditor’s qualifications and independence, and the performance of the Company’s corporate audit and controls function and Independent Auditors and (2) prepare a committee report as required by the SEC to be included in the Company’s annual proxy statement. The Audit Committee’s function is more fully described in its charter, which was adopted by the Audit Committee and the Board of Directors on March 4, 2004 and most recently amended on January 24, 2017 in connection with the Audit Committee’s annual review of its charter. A copy of the charter is available on our Website and is also available in print to any shareholder who requests it. The Audit Committee held five meetings during 2017, including regular meetings and a special meeting addressing the Form 10-K filing, earnings release and related matters.

Throughout 2017 and continuing to date, the Audit Committee has been comprised entirely of independent directors, as defined and required by current NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and as so determined by our Board of Directors. The Board of Directors also determined that Mr. Van Kleef is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.

Review and Discussion

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. It has also discussed with KPMG LLP, the Company’s Independent Auditor, the matters required to be discussed by Auditing Standard No. 1301 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board. Additionally, KPMG has provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the committee discussed the auditors’ independence with management and the auditors.

The Audit Committee also has considered whether KPMG's rendering of non-audit services to the Company is compatible with maintaining its independence. The Audit Committee has concluded that the rendering of non-audit services by KPMG has not impaired its independence.

Based on the Audit Committee’s discussions with management and the Independent Auditor, and its review of the representations of management and the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC.

February 6, 2018

Audit Committee William T. Van Kleef, Chair Michael A. Cawley Edward F. Cox Kirby L. Hedrick

Advisory Vote to Approve Executive Compensation (Proposal 3)

Advisory Vote to Approve Executive Compensation (Proposal 3)

As we do each year, and as required by Section 14A of the Exchange Act, we provide our shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.
Our executive compensation program is designed to attract and retain high quality individuals and to link their compensation to performance. We describe this program, including how it links executive compensation to Company performance, in the Compensation Discussion and Analysis portion of this Proxy Statement. We believe that our program continues to be appropriately designed to link compensation to performance.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that it is not binding on our Company, Board or Compensation Committee. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this Proxy Statement, our Compensation Committee will evaluate whether any action is necessary to address the concerns of shareholders.
Accordingly, we ask our shareholders to vote on the following resolution at our annual meeting:
RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosures.
Our Board recommends that shareholders vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Consideration of Proposal Regarding Climate Change (Proposal 4)

Consideration of Proposal Regarding Climate Change (Proposal 4)

Presbyterian Church (USA), acting as primary filer on behalf of certain other shareholders (the “Proponent”) has notified us that it intends to present the following proposal at the annual meeting for action by our shareholders. The Proponent has furnished evidence of ownership of at least $2,000 in market value of the Company’s common stock for at least one year prior to the date the proposal was submitted. The proposal has been considered by our Board, which has concluded that its adoption would not be in our best interest or the best interest of our shareholders. For the reasons following the proposal, our Board recommends a vote “Against” this shareholder proposal.

The proposal and supporting statement are presented as received from the Proponent in accordance with the rules of the SEC. The Board and the Company disclaim any responsibility for its content.

WHEREAS: Moody’s has warned that “Carbon transition poses significant risks for the oil and gas industry,” and Wood Mackenzie writes that “oil companies risk being left behind.”
Chief among these threats is the risk of peak demand for fossil fuels driven by technological innovation, regulation and changes in consumer behavior. The International Energy Agency forecasts that electrification of transport will play a critical role in achieving required greenhouse gas reductions, and Statoil has described electric cars as an “existential threat.”
The uncertainty around future demand growth in light of climate change has led competitors like ConocoPhillips to test capital planning decisions against multiple carbon-constrained scenarios to avoid the risk of stranded assets. Shell’s CEO has said that “we have to have projects that are resilient in a world where oil has peaked.”
Investors are increasingly focused on the need for robust climate change disclosure, including scenario analysis. In June 2017, the Financial Stability Board’s Taskforce on Climate-related Financial Disclosures finalized its guidelines for reporting on climate risk, recommending that companies in the energy sector evaluate the potential impact of different scenarios, including a two degree Celsius scenario, on the organization’s businesses, strategy, and financial planning.
Investors representing over $25 trillion in assets publicly endorsed the Taskforce recommendations.
Noble admits in its financial filings that changes in “climate policy could have a significant impact on our operations and profitability” and that “we are currently in a period of increasing uncertainty.”
A recent analysis by CarbonTracker suggested that 30-40% of Noble’s future capital spending is potentially at risk in a low-carbon transition.
As long-term shareholders in Noble Energy, we would like to understand how our company is managing this uncertainty and planning for the risks and opportunities associated with climate change.
A two degree scenario analysis of Noble Energy’s future plans will generate a more complete picture of current and future risks and opportunities than business-as-usual planning. We are not asking the company to make predictions about the distant future. Scenario analysis simply allows a company to consider multiple potential futures, and design a strategy that is resilient in a world of increasing uncertainty. This report will help Noble identify both vulnerabilities and opportunities for its business, and reassure investors that Noble is poised to manage and take advantage of future regulatory, technological and market changes.
RESOLVED: Shareholders request that by 2019, Noble Energy publish, with board oversight, an assessment of the long-term portfolio impacts of scenarios consistent with the internationally recognized goal of limiting the global increase in temperature to two degrees Celsius. The assessment should outline the impacts of multiple, fluctuating demand and price scenarios on the company’s existing reserves and resource portfolio and explain how capital planning and business strategies incorporate analyses of the financial risks of a low-carbon transition. The report should be done at reasonable cost and omit proprietary information.

Consideration of Proposal Regarding Climate Change (Proposal 4)

Our Board recommends that shareholders vote AGAINST the approval of this proposal for the following reasons:

Our shareholders considered and rejected substantially similar proposals in each of the last three years with the 2017 version receiving support from only 22.5% of the shares present and eligible to vote. We have continued to engage with the Proponent in an effort to better understand and respond to its views on climate change. We have hosted annual meetings with the Proponent over the last several years in our offices. While our meetings with the Proponent continue to be cordial and productive, our Board opposes the proposal for the reasons discussed below.

We believe that taking prudent, practical and cost-effective action to reduce greenhouse gas emissions is the right thing to do. We have made and will continue to make efforts to reduce greenhouse gas emissions and comply with environmental requirements across our operations. Several resources within the Company, including a multi-disciplined climate change task force, actively monitor climate-related issues and the associated risks and opportunities to our business. We publish an annual sustainability report that sets forth our policies and strategies relating to corporate sustainability, including a discussion of our performance and initiatives in reducing our impact on the environment. Corporate governance documents set out our EH&S Committee Charter, as adopted by our Board, and describe the purpose and engagement of this committee to assure Board oversight on climate-related risks and opportunities. The EH&S Committee regularly reports to our Board on existing and emerging regulatory requirements, adequacy of the Company’s processes and management systems for responding to climate-related risks and opportunities, and Company strategy and initiatives in the area of corporate social responsibility and climate policy. In our annual reports on Form 10-K and other public filings, we include disclosures regarding both the risks and the opportunities that may arise from the global response to climate change. Our most recent sustainability report, corporate governance documents and Annual Report on Form 10-K are available on our Website. We also report climate change risks and opportunities and greenhouse gas emission reduction activities to the Carbon Disclosure Project. As part of this disclosure, for each identified risk, we describe potential financial implications, methods used to manage these risks and the associated costs.

We do not believe it would be in the best interest of our shareholders to expend significant resources preparing an additional report that is premised on speculative planning scenarios and assumptions and would possibly include information that, while not necessarily proprietary in nature, may be valuable to our competitors. We believe that the proposal would require us to engage in speculation on matters outside our control and far into the future, including the request to assess long-term impacts from “multiple, fluctuating demand and pricing scenarios on the Company’s existing reserves.” SEC regulations that mandate how reserves are valued and how risks related to those reserves must be disclosed require that undeveloped proved reserves must have a plan to be developed within the next five years. In contrast, the proposal would have us consider risks and opportunities related not only to undeveloped proved reserves, but unproved reserves and theoretical future reserves on a long-term horizon. The requested report would require considerable speculation about the future of not just oil, but all fossil fuels.

Our operations are subject to various federal, state, local and foreign host country laws and regulations relating to the protection of the environment and climate change. Many of these laws and regulations are subject to change as a result of political trends, changes in public policy and other developments. The Company has no unique expertise to assess the goals of policymakers with respect to climate change, both domestically and internationally, and what steps those policymakers may take to achieve those goals. We cannot predict with meaningful certainty what laws and regulations will be adopted, or amended, in response to climate change. Adding to the near-term uncertainty regarding the impact of climate change policy, the current administration and the Republican Congress have adopted policies aimed at increasing the production of domestic oil and natural gas resources and repealed or amended certain executive orders and regulatory policies that have restricted or adversely impacted development. In sum, the proposal calls for a report that would be principally based on speculative assumptions about a legislative and regulatory environment that is inherently unpredictable.

Consideration of Proposal Regarding Climate Change (Proposal 4)

Preparing a report on the impact of a presupposed global response to climate change as requested by the Proponent would require the allocation of significant corporate resources without providing our shareholders with commensurate value. An analysis based on the parameters set forth by the Proponent would also be speculative and risks confusing and misleading investors about our actual performance. We therefore do not believe that it would be in the best interest of our shareholders to expend significant resources engaging in such speculative projections.

For these reasons, our Board does not believe it would be in the best interest of our shareholders to prepare the report.

Our Board recommends that shareholders vote AGAINST this shareholder proposal.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes our executive compensation program, the decisions our Compensation Committee has made under that program and the factors considered in making those decisions. It focuses on the compensation of our Named Executive Officers for 2017, who were:

Name	Title
David L. Stover	Chairman, President and Chief Executive Officer
Kenneth M. Fisher	Executive Vice President and Chief Financial Officer
Gary W. Willingham	Executive Vice President, Operations
Charles J. Rimer	Senior Vice President, Global Services
John K. Elliott	Senior Vice President, Eastern Mediterranean
Susan M. Cunningham (retired March 24, 2017)	Former Executive Vice President, EH&S Regulatory and New Frontiers
Arnold J. Johnson (resigned November 12, 2017)	Former Senior Vice President, General Counsel and Secretary

Biographical information for our Named Executive Officers, and other executive officers under the Exchange Act, is included in Appendix B to this Proxy Statement.

2017 Executive Compensation Overview

Our 2017 Performance

- Demonstrated industry leading drilling and completion performance
- Maintained capital discipline and financial capacity
- Executed critical strategic transactions

Our Compensation Philosophy

- Designed programs to deliver compensation aligned with Company and individual performance
- Aligned executive pay with performance and long-term shareholder value creation through significant "at-risk" compensation

Our Key Compensation Decisions

2017

- 2017 Short-Term Incentive Plan award paid out at 120% of target reflecting strong achievement relative to performance objectives
- 2015 Performance Share payouts at zero reflecting three-year relative TSR performance

2018

Compensation Discussion and Analysis

2017 Overview of Operational & Financial Performance

2017 was a year of substantial progress in positioning the Company for long-term success in commodity price environments that are unpredictable. The Company maintained its relentless focus on cost discipline and capital allocation and executed on our highest return projects.  Our strong results continue to reflect the Company’s superior portfolio and differentiated execution with a focus on significantly enhancing our per unit cash margins and overall corporate returns.  We delivered on several key milestones, critical to executing our long-range plan, with the CWEI acquisition, Marcellus exit, U.S. Onshore non-core divestitures and Leviathan sanction.  Consistent with our pay for performance strategy, our Compensation Committee considered our strong 2017 operational and financial execution, against the backdrop of share price performance, in determining 2018 compensation actions.

      TRIR - Total recordable incident rate
   DWIR - Days without incident rate
      *Excludes impact of Marcellus from all periods.

           *Non-GAAP measure, see reconciliation in Appendix.
            (1) 2017 Data excludes impact of NBLX free cash flow.

Compensation Discussion and Analysis

CEO Target Versus Realizable Compensation

The “Target” bars represent Mr. Stover’s base salary, target STIP opportunity and grant-date target value of LTIP awards for 2015, 2016 and 2017. The “Realizable” bars represent, as a percentage of target, the total of each year’s base salary paid, STIP earned and paid and LTIP award value as of December 31, 2017.
Mr. Stover’s 2017 LTIP award had an intended grant-date target value of $7.75 million. Based on the Company’s stock price at December 31, 2017, the value of this award at that time was approximately $3.1 million. By design, our executive compensation program will not deliver intended target value unless the stock price appreciates on an absolute basis, the Company meets or exceeds median industry stock performance and the Company meets or exceeds important financial and operating objectives.

2017 Named Executive Officer Total Target Compensation Mix

            CEO Mix                                    Other NEO Mix (Average)*

Time-Base Restricted Stock	Short Term Incentive	* Other NEO Mix (Average) excludes values for Ms. Cunningham who retired and Mr. Johnson who resigned in 2017.
Stock Options	Base Salary
Performance Award

Compensation Discussion and Analysis

Executive Compensation Practices

Below we highlight certain executive compensation practices, both what we do and what we don’t do, to provide a better understanding of our executive compensation program.

What We Do	What We Don't Do

☑ Pay for Performance, through having a majority of pay at risk, clear performance targets and individual differentiation.
☑ Diversified Performance Metrics, including free cash flow, relative cash costs, absolute cash costs per Boe, onshore drill and complete rate of return, safety, program rate of return and absolute and relative shareholder return.
 ☑ Review Comparative Compensation Data, prior to making executive compensation decisions.
☑ Reasonable Post-Employment/Change of Control Provisions, generally structured to apply to executive officers in the same manner as the broader employee population.
☑ Mitigate Undue Risk, through robust Board oversight, audits of financial and operational outcomes prior to incentive plan payouts, and maintenance of clawback policy.
☑ Minimal Perquisites.
☑ Stock Ownership Guidelines, which all Named Executive Officers meet.
☑ Regular Review of Share Utilization, including overhang levels (dilutive impact of equity compensation on our shareholders) and annual burn rates (the aggregate shares awarded each year as a percentage of total outstanding shares).
☑ Independent Compensation Consulting Firm.
☑ Double-Trigger Equity Vesting Acceleration.

☒ No Employment Contracts.
☒ No Inclusion of the Value of Equity Awards in Pension or Severance Calculations.
☒ No Personal Aircraft Use.
☒ No Separate Change of Control Agreements for Incoming Executive Officers.
☒ No Excise Tax Gross-Ups Upon Change of Control.
☒ No Repricing of Underwater Stock Options.
☒ No Liberal Recycling of Shares.
☒ No Pledging Shares of Company Stock Received as Compensation as Collateral for a Loan, or Hedging such Shares.

Results of 2017 Say on Pay Vote and Shareholder Engagement

At the 2017 Annual Meeting of Shareholders, we held our seventh annual advisory vote on executive compensation. Our “say on pay” shareholder votes for 2016 and 2017 support our approach to executive compensation, at 95.4% and 97.4% favorability, respectively, of shares voted. Our Compensation Committee believes that these votes convey our shareholders’ strong support of its decisions and our executive compensation program. Consistent with prior years, in 2017 we completed a robust shareholder engagement program, designed to obtain shareholder feedback and respond to shareholder questions regarding our business strategy, executive

Compensation Discussion and Analysis

compensation, director independence and diversity and certain environmental, social and governance issues.  We received positive feedback on the structure of our executive compensation program. In response to valuable shareholder feedback, we continue to enhance the design of our incentive plan. For the 2018 plan year, we will be incorporating cash flow per debt adjusted share growth and two new returns based metrics, return on average capital employed (“ROACE”) and cash return on capital invested (“CROCI”), to more closely align with how the external investment community evaluates our success. We are also increasing the weight of our performance-based equity from 33% of total to 50% of total long-term equity awarded.

Determining Executive Compensation

Role of Compensation Committee
Our executive compensation program and policies are overseen by the independent directors of the Compensation Committee. In its oversight role, the Compensation Committee is responsible for making compensation decisions involving our CEO and other executive officers.

Role of Management
Because of our CEO’s direct knowledge of each executive officer’s performance and contributions, our Compensation Committee receives an assessment from our CEO on the individual performance and suggested compensation level of the other executive officers. The CEO is not present during deliberations by the Compensation Committee regarding his own compensation. All final compensation decisions regarding the compensation of executive officers are made in executive session by the Compensation Committee.

Role of Compensation Consultants
Our Compensation Committee may retain, at Company expense, independent consultants to assist it in executive compensation matters. The Compensation Committee meets with these consultants, within and outside the presence of management, to review findings based on market research and considers those findings in determining and adjusting our executive compensation program.

Our Compensation Committee continued to retain Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant on executive compensation for 2017, after considering Meridian’s independence from our management and members of our Compensation Committee and the following compensation consultant traits:
•    effective past performance;
•    familiar with our executive compensation program and the programs of our compensation peer group;
•    offers a comprehensive range of services associated strictly with executive compensation;
•    no conflicts of interest; and
•    maintains policies and procedures that prevent conflicts of interest.
In 2017, the compensation consultant was responsible for reviewing our executive compensation program and providing comparative market data and trends on compensation practices and programs based on an analysis of our peer companies. Representatives of the compensation consultant participated in all regular meetings of the Compensation Committee, including executive sessions without management. The compensation consultant also provided consulting services to our Governance Committee in 2017 with respect to our non-employee director total compensation.

Compensation Discussion and Analysis

Benchmarking Peer Group
Benchmark data from our peers is one of the many factors our Compensation Committee considers in determining executive pay. The Compensation Committee reviews the composition of the peer group annually to ensure that it remains relevant for comparative purposes.
There are a number of factors considered in determining our compensation peer group, such as similarity of operations, competition for talent, and relevant size measures including enterprise value, market capitalization, assets and revenue. Our Compensation Committee approved the following list of industry-specific companies, both larger and smaller than us, for our 2017 benchmarking peer group:

• Anadarko Petroleum Corp. • Apache Corp. • Cabot Oil & Gas Corp. • Chesapeake Energy Corp. • Continental Resources, Inc. • Devon Energy Corp. • EOG Resources, Inc.	• Hess Corp. • Marathon Oil Corp. • Murphy Oil Corp. • Pioneer Natural Resources Co. • Range Resources Corp. • Southwestern Energy Co.

All 13 peer companies identified also identify Noble Energy as their direct peer. We believe this peer group aligns with our business focus and is reflective of the current competitive market.
Benchmarking Process
Our Compensation Committee annually reviews our executive officers’ compensation relative to peers based on information provided by its independent compensation consultant. This information reflects both publicly available information and recently collected market data through Meridian’s North America Oil and Gas E&P Compensation Survey. We believe this information provides the Compensation Committee with a sufficient basis to understand the competitive executive compensation landscape.
We believe that our executive compensation program should be internally consistent and equitable. In its review of total compensation, our Compensation Committee considers the relationship between our CEO’s total compensation and that of our other Named Executive Officers, as well as the consistency and equity among those Named Executive Officers.

What We Pay and Why: Elements of 2017 Executive Compensation

We have three elements of total direct compensation for 2017, which include base salary, our STIP and our LTIP. By design, a significant portion of the overall compensation for our Named Executive Officers is performance-based, and the opportunity to realize value is largely dependent on both Company and individual performance. The following table summarizes these three elements, as well as our post-employment compensation programs:

Compensation Discussion and Analysis

Compensation Element	Form of Compensation	Purpose	Structure
Base Salary	• Cash	• Deliver competitive cash compensation commensurate with role and expertise	• Market-based considering scope of responsibilities
Short-Term Incentive Plan (STIP)	• Annual cash bonus	• At-risk and variable compensation to incentivize achievement of Company performance goals and reward for annual contributions	• Performance-based quantitative and qualitative factors
Long-Term Incentive Plan (LTIP)	• Performance-based shares • Stock options • Time-based restricted shares	• Reward creation of long-term shareholder value • Align long-term interests of employees and shareholders • Encourage retention through continued service requirements
•   Performance-based shares earned based on three-year relative total shareholder return
•   Stock options vest over three years with 10-year term
•   Restricted-shares vest over two years - extended to a three-year vesting period for 2018 grants and beyond

Post-Employment Compensation Programs	• Qualified and non-qualified plans	• Provide a tax-efficient means to build financial security for retirement	• Plans and programs with broad applicability

2017 Target Compensation of Named Executive Officers

The Compensation Committee determined 2017 compensation opportunities for our Named Executive Officers in January 2017. The following table provides the intended targeted value of each officers’ total direct compensation. The intended value differs somewhat from the required accounting values used in the Summary Compensation Table.

Name	2017 Base Salary ($)	2017 Target STIP Opportunity ($)	2017 Target LTIP Opportunity ($)(1)	2017 Target Total Direct Compensation ($)
David L. Stover	1,000,000	1,300,000	7,750,000	10,050,000
Kenneth M. Fisher	625,000	562,500	2,300,000	3,487,500
Gary W. Willingham	560,000	504,000	2,300,000	3,364,000
Charles J. Rimer	450,000	337,500	1,300,000	2,087,500
John K. Elliott	435,000	326,250	1,200,000	1,961,250
Susan M. Cunningham(2)	560,000	448,000	2,000,000	3,008,000
Arnold J. Johnson(2)	505,000	404,000	1,600,000	2,509,000

(1)	Equity values reflect the intended target LTIP opportunity, not the expense valuations shown in the Summary Compensation and Grants of Plan Based Awards tables.

(2)
Ms. Cunningham retired on March 24, 2017 and Mr. Johnson resigned on November 12, 2017, forfeiting their 2017 STIP and LTIP award opportunities, as well as other unvested restricted stock, stock options and performance shares.

We believe the awarded target total direct compensation is consistent with the objectives of our executive compensation program and provides an appropriate mix of fixed and performance-based compensation.

Compensation Discussion and Analysis

Components of Compensation - CEO Mix                    Components of Compensation - NEO Mix*

Percentages exclude amounts for Ms. Cunningham, who retired on March 24, 2017, and Mr. Johnson, who resigned on November 12, 2017.

Components of Compensation

Base Salary

The Compensation Committee considers the prevailing industry competitive salaries for each role, the complexity of the role at the Company, and an individual’s expertise, experience, and performance when determining base salary.

Short-Term Incentive Plan

Our STIP incentivizes and rewards employees for achievement of Company performance goals as well as individual performance during the year. The target for each quantitative measure and objective for each qualitative measure considers short-term financial, operational and strategic goals that drive shareholder value. We believe that they are aggressively set in light of these variables and require achievement of significant performance. Our Compensation Committee reviews information provided by management on actual results for each quantitative measure and qualitative objective. STIP payouts can range from 0% to 250% of the target opportunity.
Linking pay and performance is achieved by identifying metrics that are both a reflection of how management measures business success and how shareholders evaluate total Company performance.  For example, free cash flow and onshore drill and complete rate of return are our two-highest weighted quantitative metrics because they measure our capital discipline and efficiency at the core of our business. An overall program rate of return was included as a qualitative metric in 2017 and, along with TSR, aligns with how the investment community evaluates our performance. Inclusion of both metrics is indicative of our desire to utilize stringent metrics that hold each employee accountable for delivering business success and strong shareholder return.

Compensation Discussion and Analysis

2017 Quantitative Measures (60% weighted)

Our Compensation Committee compared our 2017 results to targets in the following areas to arrive at the final quantitative weighted factor for our STIP:

Measure	Business Driver	Weight	Target	Result	Factor
Free Cash Flow(1)	Maintain financial capacity, strengthen balance sheet and create value by spending within cashflow	15%	$0 million(2)	$256 million(2)(3)	0.246
Onshore drill and complete rate of return	Deliver improved well performance, lower costs and higher capital efficiency. Motivate the organization to prioritize highest return opportunities.	15%	47.1%	61.7%(4)	0.261
Sales volume (production)	Deliver budgeted volumes in our core assets with focus on increasing liquids mix	10%	374.6 MBoe/d	381 MBoe/d	0.141
Cash cost per Boe	Continue focus on cost to maximize returns	10%	$6.93 per Boe	$6.94 per Boe(5)	0.099
Relative cash costs/revenue	Distinguish NBL as a low-cost, high performing operator relative to peers	10%	50th percentile of peers	6th out of 14	0.136
Final quantitative factor at 60% weighting 0.883

(1)	Non-GAAP financial measure, see reconciliation schedule at Appendix A.

(2)	Excludes impact of NBLX.

(3)	2017 free cash flow of $488 million, normalized for price impact.

(4)	Normalized for price impact.

(5)	Includes only lease operating expense and general and administrative costs for upstream Noble Energy and excludes NBLX.

2017 Qualitative Measures (40% weighted)

The Compensation Committee also compared our 2017 results to objectives in the following areas in arriving at the final qualitative assessment for our STIP:

Measure	Result
Strategic initiatives
Divested Marcellus with a loss, but strategically executed CWEI acquisition, accelerated CWEI development and eliminated CWEI debt. Accelerated value with non-core asset divestitures (DJ Basin and other Onshore) and focused capital on U.S. Onshore and Eastern Mediterranean. Sanctioned Leviathan project with over 35% complete by year-end.
•     Improved type curve performance in DJ and Delaware Basins from enhanced completions
•  Completed initial NBLX drop down valued at $270MM
•   Restructured $1B of debt to extend maturity tower and reduce interest expense and outstanding debt
•     Working to secure additional Leviathan gas contracts since sanction

EH&S performance	Continued industry leading safety performance with global record TRIR of 0.21 and U.S. Onshore record TRIR of 0.41.
Total shareholder return	Absolute shareholder return of -22% which is a relative rank of 9 out of 14 peer companies.
Weighted average program rate of return
Actual 2017 weighted average program rate of return was approximately 15 percentage points better than targeted. This improvement was driven by onshore well performance in the DJ Basin and the Permian.

Additions to proved oil and natural gas reserves / proved exploration performance
Record reserve additions of >900 MMBoe, more than offsetting Marcellus divest. Overall reserves increased by over 35% from Onshore performance, Tamar update and Leviathan sanction. Exploration unsuccessful in Suriname.

Final qualitative factor at 40% weighting 0.317
Overall Company Performance Factor 120%

Compensation Discussion and Analysis

In considering the quantitative and qualitative factors shown above, our Compensation Committee reviewed:

•	execution on strategic initiatives;

•	Company and relative safety performance;

•	high return project execution delivering greater net asset value and enhanced long-term projections;

•	absolute and relative shareholder performance;

•	Marcellus loss on sale; and

•	reserve growth
and arrived at an overall Company performance factor of 120%.

2017 STIP Payout for Named Executive Officers

A cash payout under the plan based on our 2017 performance occurred in February 2018, with the breakdown by Named Executive Officer as follows:

	Base Salary as of Dec. 31, 2017 ($)	Target STIP (% of Salary)	Target STIP ($)	Actual STIP Paid for 2017 Performance ($)
Mr. Stover	1,000,000	130%	1,300,000	1,560,000
Mr. Fisher	625,000	90%	562,500	666,663
Mr. Willingham	560,000	90%	504,000	609,618
Mr. Rimer	450,000	75%	337,500	416,456
Mr. Elliott	435,000	75%	326,250	370,755
Ms. Cunningham(1)	—	80%	—	—
Mr. Johnson(1)	—	80%	—	—

(1)
Ms. Cunningham retired on March 24, 2017 and Mr. Johnson resigned on November 12, 2017 and, having no base salary as of December 31, 2017, forfeited their 2017 STIP and LTIP award opportunities, as well as other unvested restricted stock, stock options and performance shares.

Long-Term Incentive Compensation
The LTIP is designed to offer incentive compensation linked to share value and, thus, aligns with shareholder interest. The Committee typically awards long-term incentive opportunities effective February 1 of each year. The Committee divided the award value evenly between performance shares, time-based restricted stock and stock options.

Terms of 2017 Awards

Type of Award	Vesting Criteria	Vesting Schedule
Performance Shares
•   Performance awards earned based on Company’s total shareholder return relative to its compensation benchmarking peers
•   Period begins on January 1 of year awarded and ends on December 31 of third year

Percentile Rank Payout
 90th or higher 200%
 75th or higher 150%
 50th or higher 100%
 25th or higher 50%
 Below 25th                             0%
•   if TSR between two levels, straight line interpolation used
•   if TSR is negative max payout is 100%

Restricted Shares	• Time-based awards	• 40% after first year • Remaining 60% after second year
Stock Option	• Awards that provide right to purchase common stock at grant date fair value for period of up to 10 years	• Vest ratably over three years

Compensation Discussion and Analysis

2017 Awards for Named Executive Officers
Our Compensation Committee considered scope of responsibilities, internal equity between Named Executive Officers and market comparisons in determining award values. The following table shows the intended equity award values for each Named Executive Officer:

	Target Value of Stock Options ($)	Target Value of Restricted Stock		Target Total Value ($)(1)
		(Time-based) ($)	(Performance-based) ($)
Mr. Stover	2,583,334	2,583,333	2,583,333	7,750,000
Mr. Fisher	766,666	766,667	766,667	2,300,000
Mr. Willingham	766,666	766,667	766,667	2,300,000
Mr. Rimer	433,334	433,333	433,333	1,300,000
Mr. Elliott	400,000	400,000	400,000	1,200,000
Ms. Cunningham(2)	666,666	666,667	666,667	2,000,000
Mr. Johnson(2)	533,334	533,333	533,333	1,600,000

(1)	Equity values reflect the intended target LTIP opportunity, not the expense valuations shown in the Summary Compensation and Grants of Plan Based Awards tables.

(2)
Ms. Cunningham retired on March 24, 2017 and Mr. Johnson resigned on November 12, 2017, forfeiting their 2017 STIP and LTIP award opportunities, as well as other unvested restricted stock, stock options and performance shares.

Payout of 2015 Performance Award
Based on the Company’s formula for calculating TSR relative to peers (one month average on each end of the performance period), none of the 2015 performance shares vested.  The Company ranked 11th out of 14 industry peer companies in TSR performance.

Stock Ownership Guidelines
Our Board has adopted stock ownership guidelines for our officers and non-employee directors that are set out in our Corporate Governance Guidelines. We believe that these guidelines reinforce the alignment of the long-term interests of our executive officers, non-employee directors and shareholders and help discourage the taking of excessive business risks. Each officer listed below is expected to own shares with a value that is a multiple of the officer’s current base salary and each non-employee director is expected to own shares with a value that is a multiple of the director’s annual cash retainer, as follows:

Position	Multiple
Chief Executive Officer	6.0X base salary
Chief Financial Officer	3.0X base salary
Executive Vice President	3.0X base salary
Senior Vice President	2.5X base salary
Vice President	2.0X base salary
Non-Employee Director	5.0X annual cash retainer

Compensation Discussion and Analysis

Holding Requirement
Individuals not meeting these guidelines within five years will be required to retain 50% of any net shares they subsequently acquire upon the vesting of restricted stock and/or the exercise of stock options until the required ownership multiple is met.
On December 4, 2017, our Compensation Committee and Governance Committee reviewed the holdings of our officers and non-employee directors, finding that all of our officers and non-employee directors were in compliance with the guidelines (or, in the case of recently elected officers or non-employee directors, were within the permitted time frame to come into compliance with the guidelines).

Compensation Clawback
Our Compensation Committee has adopted a policy that allows the Company, under certain circumstances (such as a restatement of financial or reserve reporting or material noncompliance with federal securities laws or the Company’s codes of conduct), to recoup incentive-based compensation from current or former executive officers. Our policy will be revised, if appropriate, to conform to any final listing standards that may be adopted by the NYSE under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Policy on Stock Hedging and Pledging
Our Board has adopted a policy that prohibits our executive officers and directors from pledging shares of Company stock awarded as compensation for service as an employee or director (including shares owned as a result of the exercise of compensatory stock options) as collateral for a loan or hedging such shares through a covered call, collar or other derivative transaction. Our policy will be revised, if appropriate, to conform to any final rules that may be adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Post-Employment Compensation
Our post-employment compensation is provided under qualified and non-qualified savings and retirement plans, a severance plan, and either individual change of control agreements or, alternatively, a change of control plan.

Qualified Defined Contribution Plan
Our qualified defined contribution plan (“401(k) Plan”) is a tax-qualified retirement savings plan generally available to our employees, including our Named Executive Officers. It allows participants to contribute the lesser of up to 50% of their basic compensation, or the limit prescribed by the Code. We match such contributions dollar-for-dollar up to 100% of the first six percent of a participant’s eligible compensation. Participants are 100% vested in the Company’s matching contributions after three years of service, vesting 34%, 67% and 100% following years one, two and three.
In addition, we make the following age-weighted contribution to the 401(k) Plan for each participant:

Age of Participant	Contribution Percentage (Below the FICA Taxable Wage Base)	Contribution Percentage (Above the FICA Taxable Wage Base)
Under 35	4%	8%
At least 35 but under 48	7%	10%
At least 48	9%	12%

Compensation Discussion and Analysis

These contributions are cliff vested at 100% after three years of service. The contributions made to our 401(k) Plan by or for a participant are credited to accounts maintained for such participant under the plan. The amounts credited to a participant’s account are invested at the direction of the participant in various investment fund options available under the 401(k) Plan, including investment in shares of our common stock.

Non-qualified Deferred Compensation Plan
Our non-qualified deferred compensation plan (“Deferred Compensation Plan”) allows executive officers, and certain other employees, to save for retirement in a tax-effective manner. Under the Deferred Compensation Plan, participants are allowed to defer portions of their salary and bonus and to receive certain matching, age-weighted and transition contributions that would have been made to our 401(k) Plan if the 401(k) Plan had not been subject to the Internal Revenue Code of 1986, as amended (“Code”), compensation and contribution limitations. The Deferred Compensation Plan also provides account balances for those participants who elected to have the lump sum present value of their Restoration Plan benefits converted into an account balance under the Deferred Compensation Plan.
Under this unfunded program, a participant may elect to have his or her accounts credited annually with interest at a rate equal to the greater of 125% of the 120-month rolling average of 10-year U.S. Treasury notes or the 120-month rolling average of the prime rate as published in The Wall Street Journal or to have their accounts adjusted to reflect the results of an array of notional investment options.

Change of Control Arrangements
We have adopted change of control arrangements for our executive officers and certain other employees. A change of control could result in a material change in the leadership and direction of our Company, creating uncertainties among employees and executive officers in such areas as the continuity of management, continued employment opportunities, and our ability to execute existing programs. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change of control. Based on information provided by our compensation consultant, we believe that these arrangements are common practice and align our executive officer interests with those of our shareholders by enabling our executive officers to consider corporate transactions that are in the best interest of shareholders without undue concern over whether the transactions may jeopardize their continued employment.
The change of control arrangements include provisions regarding severance benefits that our executive officers and certain other employees may be entitled to receive if they are terminated within two years following a change of control. Under these arrangements, if a Named Executive Officer is terminated, including a constructive termination, for any reason (other than for cause, disability or death) within two years after a change of control, then we will pay or provide the following to that Named Executive Officer:

•	all unpaid salary and expenses;

•	a lump sum equal to a multiple of his or her annual cash compensation (made up of annual salary and bonus) ranging from 2.5 times to 2.99 times;

•	an amount equal to his or her pro rata target bonus for the then-current year;

•
life, disability, medical and dental insurance benefits, upon his or her written request, ranging among Named Executive Officers from 30 to 36 months or such shorter period until the executive obtains substantially equivalent coverage from a subsequent employer;

•	reimbursement for reasonable fees up to $15,000 for out-placement employment services; and

•	in some cases, continued vesting and exercise of stock options.

If we terminate the Named Executive Officer for cause, no benefit is payable to, or with respect to, that Named Executive Officer under our change of control arrangements. A termination for cause may only be made by the affirmative vote of a majority of the members of our Board.
In addition, stock options and restricted stock granted pursuant to our 1992 Plan prior to 2016 generally provide for accelerated vesting of all or a portion of the award upon a change of control of the Company. Stock options, restricted stock and cash awards granted under the 1992 Plan after 2015, and granted under the 2017 Plan generally provide for accelerated vesting of all or a portion of the award if the participant is terminated for reasons other than cause or resigns for good reason within two years following a change of control.

Compensation Discussion and Analysis

Severance Benefit Plan
Our Severance Benefit Plan is an unfunded plan that provides for severance benefits to eligible employees, including our executive officers, in certain instances based upon years of completed service. The severance benefits are comprised of:

•	a cash payment of two weeks of base salary pay for every year of completed service (including partial years), with a minimum of 12 weeks of pay and a maximum of 52 weeks of pay;

•	a prorated STIP payment based on period of employment during the calendar year of termination;

•	six months of reduced-rate contributions under our medical and dental plans; and

•	12 weeks of coverage under our employee assistance plan.

Perquisites
We do not consider perquisites to be a material component of our executive compensation. In 2017, certain of our executive officers received minimal personal benefits that have a sound value to our business, such as club membership dues reimbursement and comprehensive physical examinations.

Other Compensation Matters

Health and Welfare Programs
We offer a number of other benefits to our executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include medical, dental and vision insurance, long- and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.
In late 2014, we discontinued retiree healthcare benefits and implemented a buyout of eligible pre-age 65 active employees. Employees who retired prior to that time and were participating in retiree medical benefits were transitioned to a defined contribution model effective as of January 1, 2016.

Indemnification Agreements
We have entered into an indemnification agreement with each of our non-employee directors and our executive officers. These agreements provide for us to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or executive officers and to advance their expenses incurred as a result of a proceeding as to which they may be indemnified. We also cover such persons under a directors’ and officers’ liability insurance policy that we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable law and are in addition to any other rights the individual may have under our Certificate of Incorporation, By-Laws and applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced executive officers and non-employee directors.

Tax and Accounting Considerations
Section 162(m) of the Code may limit our ability to deduct annual compensation in excess of $1,000,000 that is paid to our CEO and other Named Executive Officers. Pursuant to tax law changes effective in 2018, the CFO will be included in the executives whose compensation is subject to the limit imposed by Section 162(m), and the exception to Section 162(m)’s $1,000,000 limit for “performance-based compensation” has been eliminated, with the result that, except for “grandfathered” amounts, all taxable compensation paid to our CEO, CFO and other Named Executive Officers in 2018 will be subject to the $1,000,000 limit on deductibility. “Grandfathered” amounts that satisfy the “performance-based compensation” exception under prior law should include stock options granted under the 1992 Plan, so long as not materially modified in the future. “Grandfathered” amounts also may include performance-based restricted shares and related cash awards granted under the 1992 Plan, although provisions permitting the Committee to use discretion to scale back payments may cause such awards to lose “grandfathered” status. We anticipate future legal guidance will provide more clarity on the appropriate

Compensation Discussion and Analysis

treatment of these awards. All other taxable compensation paid to our Named Executive Officers, including all awards granted under the 2017 Plan in 2018 and future years, all salary and STIP payouts, time-vested restricted stock awards and time-vested cash awards, and certain payments provided for under our change of control arrangements are not exempt from the Section 162(m) deduction limit.
Although we consider tax deductibility in the design and administration of our executive compensation plans and program, we believe that our interests are best served by providing competitive levels of compensation to our Named Executive Officers even if it results in the non-deductibility of certain amounts of compensation under the Code.
Rules under GAAP determine the manner in which we account in our consolidated financial statements for grants of equity-based compensation to our employees. Our accounting policies for equity-based compensation are further discussed in Note 12 to our consolidated financial statements, included in our 2017 Annual Report on Form 10-K.

CEO Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. For our 2017 calculation, we calculated our median employee under the final adopted CEO pay ratio rules. We have not recalculated CEO pay ratio for 2015 and 2016 under the final CEO pay ratio rules.
The pay ratio calculated by the Company is a reasonable estimate calculated in accordance with SEC rules and methods for disclosure. Due to estimates, assumptions, adjustments and statistical sampling permitted under the rules, pay ratio disclosures may involve a degree of imprecision and may not be consistent with the methodologies incorporated by other companies.

Year	Mr. Stover Total Compensation ($)	Median Employee Total Compensation ($)	Pay Ratio of CEO Compensation to Median Employee
2017	11,262,048	127,488	88:1
2017 CEO Pay Ratio Methodology
To identify the median of the total annual compensation of all our employees, we took the following steps:

•
We utilized a determination date of October 1, 2017, a date within the last three months of the 2017 fiscal year, to enable us to make an identification in a reasonably efficient and economical manner.

•	Our employee population consisted of 2,219 out of 2,285 employees, including full-time, part-time and temporary employees.

•	We excluded 66 employees from our employee population that were added in the CWEI acquisition that closed in April 2017.

•	We annualized approximately 286 employees who did not work for the full 12-month period.

•	Foreign salaries were converted to U.S. dollars at the average exchange rate over the 12-month period.

•	No cost of living adjustments were utilized in the compensation calculation.

•	To identify the median employee, we compared the amount of annualized base salary and cash incentive bonus for each employee as reflected in our internal records.

•
Once the median employee was identified, the total compensation per the chart above was calculated under the same methodology as required by the summary compensation table disclosed elsewhere in this Proxy Statement. Mr. Stover’s total compensation was calculated under the same methodology.

REPORT OF THE COMPENSATION, BENEFITS
AND STOCK OPTION COMMITTEE
ON EXECUTIVE COMPENSATION

The following report of the Compensation, Benefits and Stock Option Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), and the information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

The Compensation, Benefits and Stock Option Committee has reviewed the Compensation Discussion and Analysis contained in this Proxy Statement and discussed this disclosure with management. Based on this review and discussions with management, the Compensation, Benefits and Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

February 27, 2018

Compensation, Benefits and
Stock Option Committee

Scott D. Urban, Chair
Jeffrey L. Berenson
James E. Craddock
Thomas J. Edelman
Molly K. Williamson

Compensation Tables

Compensation Tables

Summary Compensation Table

The following table sets forth summary information concerning the compensation earned by our Named Executive Officers during 2015, 2016 and 2017.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
David L. Stover Chairman, President and Chief Executive Officer	2017	994,231	—	5,758,478	2,583,326	1,560,000	78,105	287,908	11,262,048
	2016	950,000	—	5,104,499	2,295,831	1,463,000	53,634	270,718	10,137,682
	2015	950,000	—	2,411,406	2,250,000	1,306,300	39,270	296,178	7,253,154
Kenneth M. Fisher Executive Vice President and Chief Financial Officer	2017	623,269	—	1,708,887	766,653	666,663	7,016	136,053	3,908,541
	2016	610,000	—	1,689,725	759,995	728,642	4,899	124,997	3,918,258
	2015	610,000	—	864,075	806,248	656,500	4,066	163,973	3,104,862
Gary W. Willingham Executive Vice President, Operations	2017	553,077	—	1,708,887	766,653	609,618	159	137,575	3,775,969
	2016	500,000	—	1,548,883	696,658	613,409	111	122,450	3,481,511
	2015	500,000	—	683,257	637,504	517,600	92	145,832	2,484,285
Charles J. Rimer Senior Vice President, Global Services	2017	447,117	—	965,889	433,324	416,456	7,681	135,669	2,406,136

John K. Elliott Senior Vice President, Eastern Mediterranean	2017	433,846	100,000	985,428	399,988	370,755	3,294	70,085	2,363,396

Susan M. Cunningham(8) Former Executive Vice President, EHSR & New Frontiers	2017	150,769	—	1,485,996	666,660	—	52,228	62,081	2,417,734
	2016	560,000	—	1,408,103	633,331	529,034	49,238	120,900	3,300,606
	2015	560,000	—	683,257	637,504	517,300	17,087	152,225	2,567,373
Arnold J. Johnson(8) Former Senior Vice President, General Counsel and Secretary	2017	453,558	50,000	1,188,780	533,330	—	81,465	165,250	2,472,383
	2016	480,000	—	1,126,484	506,667	505,904	56,996	118,175	2,794,226
	2015	480,000	—	502,338	468,745	445,800	47,375	144,346	2,088,604

Compensation Tables

(1)	Certain of our Named Executive Officers deferred a portion of their base salaries under our Deferred Compensation Plan:

	Year	Percentage of Salary Deferred	Amount Deferred ($)
David L. Stover	2017	5%	49,712
	2016	5%	47,500
	2015	5%	47,500
Kenneth M. Fisher	2017	6%	37,396
	2016	6%	36,600
	2015	5%	30,500
Gary W. Willingham	2017	5%	27,654
	2016	5%	25,000
	2015	5%	25,000
Charles J. Rimer	2017	4%	17,885
Arnold J. Johnson	2017	4%	20,085
	2016	3%	14,400
	2015	3%	14,400

(2)	Reflects discretionary project based bonus. Mr. Elliott received a $100,000 cash bonus and Mr. Johnson received a $50,000 cash bonus for the completion of the Leviathan sanction.

(3)
Reflects the aggregate grant date fair value of restricted stock awarded under our 1992 Plan, which was computed in accordance with FASB ASC Topic 718. Restricted shares awarded will vest according to the following schedule: 40% after year one and 60% after year two for Mr. Stover and 80% after year one and 20% after year two for Mr. Fisher, Ms. Cunningham, Mr. Willingham and Mr. Johnson for 2016 grants. Phantom unit cash awards granted to non-CEO officers in 2016 will vest 100% after year two. Restricted awards granted in 2017 vest 40% after year one and 60% after year two. Performance restricted stock and related phantom units awarded will vest three years after the date of grant upon, and subject to a formula related to, our achievement of certain levels of total shareholder return relative to a pre-determined compensation peer group. 2017 stock award value for Mr. Elliott also includes $100,000 restricted stock award of 2,860 restricted shares that will vest 20% on first anniversary, 30% on second anniversary and 50% on third anniversary of award date of March 24, 2017. See the Grants of Plan-Based Awards table for information on restricted stock awarded in 2017.

(4)
Reflects the aggregate grant date fair value of non-qualified stock options granted under our 1992 Plan. Options represent the right to purchase shares of common stock at a price per share equal to fair market value on the date of grant. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant. Vesting of these options is not contingent upon the satisfaction of any performance goals, although none of the options may be exercised before the first anniversary (absent a change of control) or after the tenth anniversary of the date of grant. See the Grants of Plan-Based Awards table for information on stock options granted in 2017.

(5)
Reflects payments under our STIP based on the achievement of certain performance goals during the year indicated. STIP awards earned during the year indicated were paid or deferred in February of the following year.

Compensation Tables

(6)
Reflects during year indicated the above-market Deferred Compensation Plan earnings. The above-market earnings in 2017 are based on the difference between the plan crediting rate of 4.07% and 120% of the annual long-term Applicable Federal Rate as of September 2016 (2.28%); earnings in 2016 are based on the difference between the plan crediting rate of 4.49% and 120% of the annual long-term Applicable Federal Rate as of September 2015 (3.16%); and earnings in 2015 are based on the difference between the plan crediting rate of 4.72% and 120% of the annual long-term Applicable Federal Rate as of September 2014 (3.57%).

	Year	Deferred Compensation Above-Market Earnings ($)
David L. Stover	2017	78,105
	2016	53,634
	2015	39,270
Kenneth M. Fisher	2017	7,016
	2016	4,899
	2015	4,066
Gary W. Willingham	2017	159
	2016	111
	2015	92
Charles J. Rimer	2017	7,681
John K. Elliott	2017	3,294
Susan M. Cunningham	2017	52,228
	2016	49,238
	2015	17,087
Arnold J. Johnson	2017	81,465
	2016	56,996
	2015	47,375

(7)    All other compensation includes:

	Year	401(k) Matching Contrib. ($)	401(k) Retirement Savings Contrib. ($)	Deferred Comp. Plan Registrant Contrib. ($)(a)	401(k) Transition Contrib. ($)	Club Dues ($)	Physical Exam ($)	Retiree Medical Cash Payment ($)(b)	COLA ($)(c)	Vacation Pay Out ($)(d)	Accrued Dividends ($)(e)
David L. Stover	2017	16,200	19,800	198,800	—	9,512	—	—	—	—	43,596
	2016	15,900	19,100	189,445	—	9,512	2,090		—	—	34,671
	2015	15,900	19,100	189,445	—	9,512	2,150	36,000	—	—	24,071
Kenneth M. Fisher	2017	16,200	19,800	72,372	—	16,799	2,150	—	—	—	8,732
	2016	15,900	19,100	71,245	—	11,923	—	—	—	—	6,829
	2015	15,900	19,100	71,245	—	11,923	—	36,000	—	—	9,805
Gary W. Willingham	2017	16,200	19,800	92,923	—	—	—	—	—	—	8,652
	2016	15,900	19,100	81,445	—	—	—	—	—	—	6,005
	2015	15,900	19,100	81,445	—	—	—	22,500	—	—	6,887
Charles J. Rimer	2017	16,200	19,800	67,492	—	—	—	—	27,264	—	4,913
John K. Elliott	2017	16,200	19,800	28,446	—	—	—	—	—	—	5,639
Susan M. Cunningham	2017	10,484	17,152	2,119	8,364	—	—	—	—	23,962	—
	2016	15,900	19,100	78,145	—	—	2,150	—	—	—	5,605
	2015	15,900	19,100	78,145	—	—	—	31,500	—	—	7,580
Arnold J. Johnson	2017	16,200	19,800	80,692	—	—	—	—	—	48,558	—
	2016	15,900	19,100	76,645	—	—	2,150	—	—	—	4,380
	2015	15,900	19,100	76,645	—	—	—	27,000	—	—	5,701

Compensation Tables

(a)    The following amounts were credited to the NEO’s Non-Qualified Deferred Compensation Plan Account:

	Year	Matching Contribution ($)	Retirement Savings Contribution ($)	Transition Contribution ($)	Total Deferred Compensation Plan Registrant Contributions ($)
David L. Stover	2017	43,454	95,692	59,654	198,800
	2016	41,100	91,345	57,000	189,445
	2015	41,100	91,345	57,000	189,445
Kenneth M. Fisher	2017	21,196	51,176	—	72,372
	2016	20,700	50,545	—	71,245
	2015	20,700	50,545	—	71,245
Gary W. Willingham	2017	16,985	42,753	33,185	92,923
	2016	14,100	37,345	30,000	81,445
	2015	14,100	37,345	30,000	81,445
Charles J. Rimer	2017	10,627	30,038	26,827	67,492
John K. Elliott	2017	—	28,446	—	28,446
Susan M. Cunningham	2017	—	—	2,119	2,119
	2016	—	44,545	33,600	78,145
	2015	—	44,545	33,600	78,145
Arnold J. Johnson	2017	13,927	36,638	30,127	80,692
	2016	12,900	34,945	28,800	76,645
	2015	12,900	34,945	28,800	76,645

(b)
In November 2014, we announced the termination of our pre-65 retiree medical insurance program. As part of the termination, active employees who would have been eligible for retiree medical benefits during the next 10 years were eligible to receive a one-time cash payment. Amounts in this column represent the one-time cash payment received by the Named Executive Officer.

(c)
Mr. Rimer receives a monthly cost of living adjustment (COLA) for his move from Texas to Denver, Colorado. The policy pays a monthly COLA: Year 1 - 10%; Year 2 - 8%; Year 3 - 6%; Year 4 - 4%; Year 5 - 2%; Year 6 - 0%. In 2017, he was in Year 3.

(d)	Due to Ms. Cunningham’s retirement and Mr. Johnson’s resignation, they received a vacation payout for unused vacation for 2017.

(e)	Dividends are credited on unvested restricted awards.

(8)	Ms. Cunningham retired on March 24, 2017 and Mr. Johnson resigned on November 12, 2017; therefore, there are no values associated with the actual non-equity incentive compensation earned for 2017.

Salary as a Percentage of Total Compensation

As reflected in the Summary Compensation Table above, the salary received by each of our Named Executive Officers as a percentage of their respective total compensation during the year indicated was as follows:

	Percentage of Total Compensation
	2017	2016	2015
David L. Stover	8.8%	9.4%	13.1%
Kenneth M. Fisher	15.9%	15.6%	19.6%
Gary W. Willingham	14.6%	14.4%	20.1%
Charles J. Rimer(+)	18.6%	—	—
John K. Elliott(+)	18.4%	—	—
Susan M. Cunningham	6.2%	17.0%	21.8%
Arnold J. Johnson	18.3%	17.2%	23.0%
(+) Became a Named Executive Officer for 2017.

Compensation Tables

Grants of Plan-Based Awards for 2017

The table below sets forth information regarding grants of plan-based awards made to our Named Executive Officers during 2017.

	Approval Date (1)	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
			Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
David L. Stover	1/23/2017	2/1/2017	—	1,300,000	—	—	—	—	—		—	—	—
	1/23/2017	2/1/2017	—	—	—	32,734	65,467	130,934	—		—	—	3,175,150
	1/23/2017	2/1/2017	—	—	—	—	—	—	65,467	(3)	—	—	2,583,328
	1/23/2017	2/1/2017	—	—	—	—	—	—	—		194,821	39.46	2,583,326
Kenneth M. Fisher	1/23/2017	2/1/2017	—	562,500	—	—	—	—	—		—	—	—
	1/23/2017	2/1/2017	—	—	—	9,714	19,428	38,856	—		—	—	942,258
	1/23/2017	2/1/2017	—	—	—	—	—	—	19,428	(3)	—	—	766,629
	1/23/2017	2/1/2017	—	—	—	—	—	—	—		57,817	39.46	766,653
Gary W. Willingham	1/23/2017	2/1/2017	—	504,000	—	—	—	—	—		—	—	—
	1/23/2017	2/1/2017	—	—	—	9,714	19,428	38,856	—		—	—	942,258
	1/23/2017	2/1/2017	—	—	—	—	—	—	19,428	(3)	—	—	766,629
	1/23/2017	2/1/2017	—	—	—	—	—	—	—		57,817	39.46	766,653
Charles J. Rimer	1/23/2017	2/1/2017	—	337,500	—	—	—	—	—		—	—	—
	1/23/2017	2/1/2017	—	—	—	5,491	10,981	21,962	—		—	—	532,579
	1/23/2017	2/1/2017	—	—	—	—	—	—	10,981	(3)	—	—	433,310
	1/23/2017	2/1/2017	—	—	—	—	—	—	—		32,679	39.46	433,324
John K. Elliott	1/23/2017	2/1/2017	—	326,250	—	—	—	—	—		—	—	—
	1/23/2017	2/1/2017	—	—	—	5,068	10,136	20,272	—		—	—	491,596
	1/23/2017	2/1/2017	—	—	—	—	—	—	10,136	(3)	—	—	399,967
	3/15/2017	3/24/2017	—	—	—	—	—	—	2,860	(4)	—	—	93,865
	1/23/2017	2/1/2017	—	—	—	—	—	—	—		30,165	39.46	399,988
Susan M. Cunningham(8)	1/23/2017	2/1/2017	—	448,000	—	—	—	—	—		—	—	—
	1/23/2017	2/1/2017	—	—	—	8,447	16,894	33,788	—		—	—	819,359
	1/23/2017	2/1/2017	—	—	—	—	—	—	16,894	(3)	—	—	666,637
	1/23/2017	2/1/2017	—	—	—	—	—	—	—		50,276	39.46	666,660

Compensation Tables

Arnold J. Johnson(8)	1/23/2017	2/1/2017	—	404,000	—	—	—	—	—		—	—	—
	1/23/2017	2/1/2017	—	—	—	6,758	13,515	27,030	—		—	—	655,478
	1/23/2017	2/1/2017	—	—	—	—	—	—	13,515	(3)	—	—	533,302
	1/23/2017	2/1/2017	—	—	—	—	—	—	—		40,221	39.46	533,330

(1)	All grants were approved by our Compensation Committee, and were effective and priced on the date of grant.

(2)
Represents the shares of restricted stock granted under our 1992 Plan in 2017. The shares will vest on February 1, 2020 if specified performance goals are satisfied. Performance goals for determining vesting are described in the CD&A under the heading “Long-Term Incentive Compensation.” Dividends declared on shares of restricted stock are accrued during the three-year restricted period and will be paid upon vesting of restricted shares.

(3)
Represents the shares of restricted stock awarded under our 1992 Plan in 2017. The shares will vest according to the following schedule: 40% of the award will vest on the first anniversary of the award date and remaining 60% of the award will vest on the second anniversary of the award date. Dividends declared on shares of restricted stock are accrued during the two-year restricted period and will be paid upon vesting of restricted shares.

(4)
Represents the shares of restricted stock awarded under our 1992 Plan in 2017. The shares will vest according to the following schedule: 20% of the award will vest on the first anniversary of the award date; 30% of the award will vest on the second anniversary of the award date and remaining 50% of the award will vest on the third anniversary of the award date. Dividends declared on shares of restricted stock are accrued during the three-year restricted period and will be paid upon vesting of restricted shares.

(5)
Represents grants of non-qualified stock options under our 1992 Plan in 2017. Options represent the right to purchase shares of common stock at the price per share (equal to fair market value on the date of grant) indicated in the table. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant.

(6)
Exercise price at “fair market value” was defined in our 1992 Plan as the closing price of our common stock on the NYSE on the date of grant. The closing price of our common stock on February 1, 2017 was $39.46.

(7)
Reflects aggregate grant date fair value of restricted stock and phantom units awarded and non-qualified stock options granted to our Named Executive Officers on February 1, 2017 computed in accordance with FASB ASC Topic 718.

(8)	Ms. Cunningham retired on March 24, 2017 and Mr. Johnson resigned on November 12, 2017; therefore, they forfeited all grants of plan-based awards granted in 2017.

Compensation Tables

Outstanding Equity Awards at Fiscal Year-End 2017

The following table sets forth certain information with respect to restricted stock and stock options held by our Named Executive Officers as of December 31, 2017.

	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
David L. Stover	119,498	—		—	36.47	2/1/2018	43,523	(4)	1,268,260	47,130	(9)	1,373,368
	145,420	—		—	25.10	1/30/2019	65,467	(5)	1,907,708	145,076	(10)	4,227,515
	31,948	—		—	25.40	3/18/2019	—		—	130,934	(11)	3,815,417
	111,682	—		—	37.55	2/1/2020	—		—	—		—
	97,482	—		—	45.20	2/1/2021	—		—	—		—
	113,122	—		—	50.91	2/1/2022	—		—	—		—
	94,184	—		—	54.60	2/1/2023	—		—	—		—
	82,230	—		—	62.33	1/31/2024	—		—	—		—
	106,990	53,495	(1)	—	47.74	1/30/2025	—		—	—		—
	75,770	151,540	(2)	—	31.65	2/1/2026	—		—	—		—
	—	194,821	(3)	—	39.46	2/1/2027	—		—	—		—
Kenneth M. Fisher	65,898	—		—	33.73	11/16/2019	2,402	(4)	69,994	16,888	(9)	492,116
	53,792	—		—	37.55	2/1/2020	12,006	(6)	349,855	48,024	(10)	1,399,419
	54,158	—		—	45.20	2/1/2021	19,428	(5)	566,132	38,856	(11)	1,132,264
	57,818	—		—	50.91	2/1/2022	—		—	—		—
	51,802	—		—	54.60	2/1/2023	—		—	—		—
	43,121	—		—	62.33	1/31/2024	—		—	—		—
	38,338	19,169	(1)	—	47.74	1/30/2025	—		—	—		—
	25,082	50,165	(2)	—	31.65	2/1/2026	—		—	—		—
	—	57,817	(3)	—	39.46	2/1/2027	—		—	—		—
Gary W. Willingham	19,324	—		—	36.47	2/1/2018	2,201	(4)	64,137	13,354	(9)	389,136
	24,646	—		—	25.10	1/30/2019	11,005	(6)	320,686	44,022	(10)	1,282,801
	18,404	—		—	37.55	2/1/2020	19,428	(5)	566,132	38,856	(11)	1,132,264
	19,018	—		—	45.20	2/1/2021	—		—	—		—
	17,394	—		—	50.91	2/1/2022	—		—	—		—
	19,426	—		—	54.60	2/1/2023	—		—	—		—
	24,067			—	62.33	1/31/2024	—		—	—		—
	30,314	15,157	(1)	—	47.74	1/30/2025	—		—	—		—
	22,992	45,984	(2)	—	31.65	2/1/2026	—		—	—		—
	—	57,817	(3)	—	39.46	2/1/2027	—		—	—		—
Charles J. Rimer	11,696	—		—	25.10	1/30/2019	1,301	(4)	37,911	9,426	(9)	274,674
	5,324	—		—	25.40	3/18/2019	6,503	(6)	189,497	26,012	(10)	757,990
	19,824	—		—	37.55	2/1/2020	10,981	(5)	319,986	21,962	(11)	639,973
	19,424	—		—	45.20	2/1/2021	—		—	—		—
	22,712	—		—	50.91	2/1/2022	—		—	—		—
	19,426	—		—	54.60	2/1/2023	—		—	—		—
	20,056			—	62.33	1/31/2024	—		—	—		—
	21,398	10,699	(1)	—	47.74	1/30/2025	—		—	—		—
	13,586	27,173	(2)	—	31.65	2/1/2026	—		—	—		—
	—	32,679	(3)	—	39.46	2/1/2027	—		—	—		—

Compensation Tables

John K. Elliott	14,990	—		—	45.20	2/1/2021	1,101	(4)	32,083	7,856	(9)	228,924
	20,990	—		—	50.91	2/1/2022	5,502	(6)	160,328	22,010	(10)	641,371
	22,958	—		—	54.60	2/1/2023	10,136	(5)	295,363	20,272	(11)	590,726
	2,324	—		—	56.52	4/29/2023	2,860	(7)	—	—		—
	20,056	—		—	62.33	1/31/2024	—		—	—		—
	17,832	8,916	(1)	—	47.74	1/30/2025	—		—	—		—
	11,496	22,992	(2)	—	31.65	2/1/2026	—		—	—		—
	—	30,165	(3)	—	39.46	2/1/2027	—		—	—		—
Susan M. Cunningham (12)	59,244	—		—	36.47	2/1/2018	—		—	—		—
	68,118	—		—	25.10	1/30/2019	—		—	—		—
	53,248	—		—	25.40	3/18/2019	—		—	—		—
	53,694	—		—	37.55	2/1/2020	—		—	—		—
	47,384	—		—	45.20	2/1/2021	—		—	—		—
	66,616	—		—	50.91	2/1/2022	—		—	—		—
	43,560	—		—	54.60	3/24/2022	—		—	—		—
	32,090	—		—	62.33	3/24/2022	—		—	—		—
	30,314	—		—	47.74	3/24/2022	—		—	—		—
	20,902	—		—	31.65	3/24/2022	—		—	—		—
Arnold J. Johnson (12)	26,842	—		—	36.47	2/1/2018	—		—	—		—
	41,330	—		—	25.10	1/30/2019	—		—	—		—
	35,438	—		—	37.55	2/1/2020	—		—	—		—
	32,492	—		—	45.20	2/1/2021	—		—	—		—
	31,422	—		—	50.91	2/1/2022	—		—	—		—
	27,078	—		—	54.60	11/12/2022	—		—	—		—
	25,070	—		—	62.33	11/12/2022	—		—	—		—
	22,289	—		—	47.74	11/12/2022	—		—	—		—
	16,721	—		—	31.65	11/12/2022	—		—	—		—

(1)	Stock options vested January 30, 2018.

(2)	50% of stock options vested February 1, 2018; and 50% of stock options vest February 1, 2019.

(3)	33 1/3% of stock options vested February 1, 2018; 33 1/3% of stock options vest February 1, 2019; and 33 1/3% of stock options vest February 1, 2020.

(4)	Restricted stock vested February 1, 2018.

(5)	40% of restricted stock vested February 1, 2018; and 60% of restricted stock vests February 1, 2019.

(6)	100% of phantom units settled in cash and vested on February 1, 2018.

(7)	20% of restricted stock vests March 24, 2018; 30% of restricted stock vests March 24, 2019 and 50% of restricted stock vests March 24, 2020.

(8)	Market value based on December 29, 2017 (last business day of the year) closing price of $29.14.

(9)
Based on the Company’s formula for calculating TSR relative to peers, none of the performance restricted stock vested on January 30, 2018. Performance goals for determining vesting are described in the CD&A under the heading “Long-Term Incentive Compensation.”

(10)
Performance restricted stock and phantom units will vest February 1, 2019 upon, and subject to a formula related to, our achievement of certain levels of total shareholder return relative to a pre-determined industry peer group, granted under the 1992 Plan. For Mr. Stover, any performance earned above target will be settled in shares. For all others, the phantom units, for performance earned above target, will be settled in cash, subject to a maximum settlement value of $126.60 per phantom unit.

(11)
Performance restricted stock will vest February 1, 2020 upon, and subject to a formula related to, our achievement of certain levels of total shareholder return relative to a pre-determined industry peer group, granted under the 1992 Plan. Performance goals for determining vesting are described in the CD&A under the heading “Long-Term Incentive Compensation”

(12)
Ms. Cunningham retired March 24, 2017 and Mr. Johnson resigned November 12, 2017, which accelerated the latest possible exercise date for unexercised options to be March 24, 2022 and November 12, 2022, respectively. In addition, Ms. Cunningham and Mr. Johnson forfeited all unvested stock options, restricted stock, performance awards, phantom units and cash awards.

Compensation Tables

Stock Option Exercises and Stock Vesting for 2017

The table below sets forth certain information with respect to vesting of restricted stock and the exercise of stock options held by our Named Executive Officers during fiscal year 2017.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Stock Awards Value Realized on Vesting ($)(1)
David L. Stover	48,610	628,052	55,816	2,207,146
Kenneth M. Fisher	—	—	21,310	843,188
Gary W. Willingham	—	—	16,517	653,113
Charles J. Rimer	—	—	11,118	439,812
John K. Elliott	—	—	9,846	389,591
Susan M. Cunningham	—	—	16,952	670,649
Arnold J. Johnson	—	—	13,209	522,562

(1)
Shares of restricted stock awarded to our Named Executive Officers on January 31, 2014, January 30, 2015 and February 1, 2016 vested on January 31, 2017, January 30, 2017 and February 1, 2017, respectively. Income was recognized on vesting based on the closing trading price of our common stock of $39.76 on January 31, 2017, $39.52 on January 30, 2017 and $39.46 on February 1, 2017. Dividends that accrued on shares of restricted stock that vested were paid in 2017 as follows: Mr. Stover — $50,233; Mr. Fisher — $21,467; Mr. Willingham — $14,680; Mr. Rimer — $10,807; Mr. Elliott — $9,959; Ms. Cunningham — $16,583; and Mr. Johnson — $12,809.

Equity Plan Compensation Information for 2017

The following table summarizes information regarding the number of shares of our common stock that are available for issuance under all of our existing equity compensation plans as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	15,549,242	(1)	$43.42	29,435,928	(2)
Equity Compensation Plans Not Approved by Security Holders	—		—	—
Total	15,549,242		—	29,435,928

(1) 1992 Plan - 14,960,742 shares; 2005 Plan - 372,465 shares; 2015 Plan - 178,819 shares; Rosetta Long-Term Incentive Plan - 29,995 shares and 2017 Plan - 7,221 shares.
(2) 2017 Plan - 27,972,832 shares and 2015 Plan - 463,096 shares.

Compensation Tables

Non-qualified Deferred Compensation Table for 2017

The following table sets forth certain information with respect to contributions made to our Deferred Compensation Plan by our Named Executive Officers during fiscal year 2017.

	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)(6)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(7)
David L. Stover	196,012	198,800	(2)	1,381,856	—	11,817,629
Kenneth M. Fisher	37,396	72,372	(3)	74,359	—	883,467
Gary W. Willingham	27,654	92,923	(2)	270,287	—	1,651,024
Charles J. Rimer	26,628	67,492	(2)	242,699	—	2,008,348
John K. Elliott	—	28,446	(5)	7,415	—	220,040
Susan M. Cunningham	—	2,119	(4)	117,872	(4,030,529)	2,119
Arnold J. Johnson	20,085	80,692	(2)	797,951	—	8,270,897

(1)
Mr. Stover deferred 10% ($146,300) of the STIP payment he earned in 2016 (otherwise paid in 2017) and 5% ($49,712) of base salary in 2017. Mr. Fisher deferred 6% ($37,396) of base salary in 2017. Mr. Willingham deferred 5% ($27,654) of base salary in 2017. Mr. Rimer deferred 2% ($8,743) of the STIP payment he earned in 2016 (otherwise paid in 2017) and 4% ($17,885) of base salary in 2017. Mr. Johnson deferred 4% ($20,085) of base salary in 2017.

(2)	Represents matching contributions, retirement savings contributions and transition contributions that could not be made to the Noble Energy, Inc. 401(k) Plan as a result of Code limitations.

(3)	Represents matching contributions and retirement savings contributions that could not be made to our 401(k) Plan as a result of Code limitations.

(4)	Represents transition contributions that could not be made to our 401(k) Plan as a result of Code limitations.

(5)	Represents retirement savings contributions that could not be made to our 401(k) Plan as a result of Internal Revenue Code limitations.

(6)	Earnings are credited in accordance with the Named Executive Officer’s investment direction.

(7)	All Named Executive Officers are 100% vested in these balances.

The Company matching contributions, retirement savings contributions, transition contributions and a portion of the interest earnings credited to the Deferred Compensation Plan accounts of our Named Executive Officers are reflected in the “All Other Compensation” and the “Change in Pension Value” columns of the Summary Compensation Table above, respectively.

Compensation Tables

Potential Payments and Benefits Upon Termination of Employment

The tables below estimate the amount of compensation payable to each of our Named Executive Officers upon involuntary termination of employment, termination following a change of control and in the event of disability or death, in each case effective as of December 31, 2017. The actual amount of compensation payable to each of our Named Executive Officers can only be determined at the time of his or her separation from the Company. For purposes of this discussion, with respect to the payment of compensation that is deferred compensation subject to Section 409A of the Code, an individual’s termination of employment should be interpreted to mean the date as of which the individual has a “separation from service” for the purposes of Section 409A. No additional payments to our Named Executive Officers will be triggered upon a voluntary termination event.

Payments Made Upon Termination
Upon termination of employment for reasons other than disability, death or in connection with a change of control, each Named Executive Officer is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	amounts credited under our Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested under our 401(k) Plan.

Payments Made Upon Retirement
In the event of the retirement of a Named Executive Officer, in addition to the items identified above, the Named Executive Officer will have until the earlier of (1) the fifth anniversary of his or her retirement date or (2) the expiration of the remainder of the outstanding 10-year option term, to exercise all stock options that are vested as of his or her retirement date.

Payments Made Upon Death or Disability
In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the Named Executive Officer or his or her named beneficiary will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Payments Made Upon a Change of Control
We have adopted change of control arrangements for our Named Executive Officers. If a Named Executive Officer’s employment is terminated within two years after a change of control, he or she may be entitled to receive certain severance benefits pursuant to the terms of his or her change of control arrangement. These benefits are described more fully under the heading “Change of Control Arrangements” in our CD&A section.

Payments of Vested Benefits
In addition to the payments our Named Executive Officers may receive upon the termination of their employment, they will continue to hold stock options that were vested immediately prior to their termination. Our Named Executive Officers will also be entitled to receive the vested balance of their contributions to our Deferred Compensation Plan and the 401(k) Plan.

Other Payment Information
Up to 40 hours of unused vacation carries over from year to year. We have assumed for purposes of the following table that all Named Executive Officers used all of their vacation during 2017 and would therefore not be entitled to payment for any unused vacation in the event of their termination on December 31, 2017. In the event of termination during the year, all amounts of unused vacation would be paid based on their respective salary.

Compensation Tables

Our executive change of control arrangement provides for reimbursement for up to $15,000 of reasonable fees related to out-placement employment services. We have assumed for purposes of the following table that all Named Executive Officers utilized this benefit.

Our long-term disability benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month. For purposes of the following table, this benefit has been excluded.

Compensation Tables

Termination Payments Table for 2017

Name	Type of Payment or Benefit	Involuntary Termination on 12/31/2017 ($)(4)	Termination Without Cause or Involuntary Termination following a Change of Control on 12/31/2017 ($)		Disability on 12/31/2017 ($)	Death on 12/31/2017 ($)
David L. Stover	Severance	1,680,769	7,304,869	(5)	—	—
	STIP Payments(1)	—	1,300,000	(5)	—	1,300,000
	Stock Options(2)	—	—		—	—
	Restricted Stock(3)	—	5,158,475		8,065,158	8,065,158
	Health, Welfare & Other	7,114	49,306	(6)	—	—
	Life Insurance	—	—		—	1,000,000	(7)
	Total	1,687,883	13,812,650		8,065,158	10,365,158
Kenneth M. Fisher	Severance	725,962	3,272,338	(5)	—	—
	STIP Payments(1)	—	562,500	(5)	—	562,500
	Stock Options(2)	—	—		—	—
	Restricted Stock(3)	—	1,619,981		2,556,995	2,556,995
	Health, Welfare & Other	11,809	64,556	(6)	—	—
	Life Insurance	—	—		—	1,000,000	(7)
	Total	737,771	5,519,375		2,556,995	4,119,495
Gary. W. Willingham	Severance	766,769	2,724,235	(5)	—	—
	STIP Payments(1)	—	504,000	(5)	—	504,000
	Stock Options(2)	—	—		—	—
	Restricted Stock(3)	—	1,529,817		2,406,921	2,406,921
	Health, Welfare & Other	6,148	36,260	(6)	—	—
	Life Insurance	—	—		—	1,000,000	(7)
	Total	772,917	4,794,312		2,406,921	3,910,921
Charles J. Rimer	Severance	610,962	2,171,003	(5)	—	—
	STIP Payments(1)	—	337,500	(5)	—	337,500
	Stock Options(2)	—	—		—	—
	Restricted Stock(3)	—	903,638		1,416,308	1,416,308
	Health, Welfare & Other	11,765	63,929	(6)	—	—
	Life Insurance	—	—		—	900,000	(7)
	Total	622,727	3,476,070		1,416,308	2,653,808
John K. Elliott	Severance	463,442	2,065,690	(5)	—	—
	STIP Payments(1)	—	326,250	(5)	—	326,250
	Stock Options(2)	—	—		—	—
	Restricted Stock(3)	—	887,372		1,330,649	1,330,649
	Health, Welfare & Other	11,765	63,804	(6)	—	—
	Life Insurance	—	—		—	870,000	(7)
	Total	475,207	3,343,116		1,330,649	2,526,899
Susan M. Cunningham(8)	Total	—	—		—	—
Arnold J. Johnson(8)	Total	—	—		—	—

Compensation Tables

(1)
Named Executive Officers would not be entitled to a STIP payment for 2017 in the event of their termination of employment on December 31, 2017, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2018, in order to receive a payment.

(2)
Vesting of stock options accelerates in the event of an involuntary termination or termination without cause following a change of control and in the event of death and disability. Represents the difference between the exercise price of each stock option and closing price of our common stock on December 31, 2017 ($29.14) on all unvested stock options held as of December 31, 2017. As the exercise price on all unvested stock options held as of December 31, 2017 exceeded the closing price of our common stock on December 31, 2017 the assumed value is zero.

(3)
All unvested shares of restricted stock will be forfeited as a result of voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of those shares. All unvested shares of time-based restricted stock and a portion of the performance-based restricted stock, including accrued dividends, will vest in the event of termination of employment as a result of a change of control as follows: Mr. Stover’s award for 2015 — 23,565 shares, 2016 — 116,061 shares, 2017 — 106,056 shares; Mr. Fisher’s award for 2015 — 8,444 shares, 2016 — 38,420 shares, 2017 — 31,473 shares; Mr. Willingham’s award for 2015 — 6,677 shares, 2016 — 35,217 shares, 2017 — 31,473 shares; Mr. Rimer’s award for 2015 — 4,713 shares, 2016 — 20,810 shares, 2017 — 17,789 shares; Mr. Elliott’s award for 2015 — 3,928 shares, 2016 — 17,608 shares, 2017 — 19,280 shares.

All unvested shares of time-based restricted stock and a portion of the performance-based restricted stock, including accrued dividends, will vest in the event of termination of employment as a result of death or disability as follows: Mr. Stover’s award for 2015 — 23,565 shares, 2016 — 116,061 shares, 2017 — 130,934 shares; Mr. Fisher’s award for 2015 — 8,444 shares, 2016 — 38,420 shares, 2017 — 38,856 shares; Mr. Willingham’s award for 2015 — 6,677 shares, 2016 — 35,217 shares, 2017 — 38,856 shares; Mr. Rimer’s award for 2015 — 4,713 shares, 2016 — 20,810 shares, 2017 — 21,962 shares; Mr. Elliott’s award for 2015 — 3,928 shares, 2016 — 17,608 shares, 2017 — 23,132 shares. Value is based on the closing price of our common stock on December 31, 2017 ($29.14).

(4)
Our Named Executive Officers are not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, in certain instances our Severance Benefit Plan provides for a severance payment based upon years of completed service and continuation of certain health and welfare benefits. If the Named Executive Officers are entitled to a severance payment under the plan, they would receive two weeks of pay for every year of service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on their STIP target percentage. They would also be able to continue certain health and welfare benefits for six months at the current active employee rates.

(5)
Our executive change of control arrangements provide for severance benefits in the event that employment terminates within two years after a change of control. Under the plan, if any of our Named Executive Officers are terminated following a change of control (other than termination for cause or by reason of death or disability), they are entitled to receive a lump sum severance payment equal to a multiplier of 2.99 for Mr. Stover, and 2.5 for Messrs. Fisher, Willingham and Rimer and Elliott of their annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. They are also entitled to a prorated target STIP payment based on the termination date in the year of the change of control.

(6)
Our executive change of control arrangements provide for continued medical, dental, vision and life benefits for a period of 36 months for Mr. Stover and 30 months for each other Named Executive Officer following a change of control with each Named Executive Officer continuing to pay the active premium for the 36 or 30 month period, respectively. The value reflected is the present value of the total estimated cost for us to provide these benefits

(7)
Amounts in this row represent represent benefits paid pursuant to group term life insurance coverage provided by Noble equal to two times base salary, capped at $1,000,000. Noble’s group term life insurance coverage does not discriminate in scope, terms or operation, in favor of our Named Executive Officers, and it is available generally to all salaried employees.

(8)	Ms. Cunningham retired March 24, 2017 and Mr. Johnson resigned November 12, 2017 and therefore have no termination values as of December 31, 2017.

Questions and Answers about the Meeting and Voting

Questions and Answers about the Meeting and Voting

1. What is a Proxy Statement and what is a Proxy?

A proxy statement is a document that the regulations of the SEC require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers to act as proxies for the 2018 Annual Meeting of Shareholders: David L. Stover and Kenneth M. Fisher.

2. What is the difference between holding shares as a shareholder of record and as a beneficial shareholder?

If your shares are registered directly in your name with our registrar and transfer agent, EQ Shareowner Services you are considered a shareholder of record with respect to those shares. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares.

3. How do I vote?

By Written Proxy. All shareholders of record can vote by written proxy card. If you are a beneficial owner, you may request a written proxy card or voting instruction form from your bank or broker.

By Telephone or Internet. All shareholders of record can also vote by touch-tone telephone from the U.S. using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will include the instructions with the proxy materials.
In Person. All shareholders of record may vote in person at the meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy, as described in the response to question 6.

4. What shares are included on the proxy card?

If you are a shareholder of record, you will receive only one proxy card for all the shares of common stock you hold in certificate form, in book-entry form and in any Company benefit plan. If you hold shares of common stock in any Company benefit plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the benefit plans will not vote your benefit plan shares.

If you are a beneficial owner, you will receive voting instruction information from the bank, broker or other nominee through which you own your shares of common stock.

5. How do I attend the meeting in person? What do I need to bring?

You need to bring documentation showing that you owned common stock on the record date, February 23, 2018. You also need to bring a photo ID to gain admission. Please note that the use of cameras, recording equipment, cellular telephones, smartphones or other similar equipment or packages will not be allowed in the meeting room. If you are a beneficial owner, bring the notice or voting instruction form you received from your bank, brokerage firm or other nominee for admission to the meeting. You may also bring your brokerage statement reflecting your ownership of common stock as of February 23, 2018 with you to the meeting. Please note that you will not be able to vote your shares at the meeting without a legal proxy, as described in the response to question 6.

Questions and Answers about the Meeting and Voting

6. How can I vote at the meeting if I am a beneficial owner?

You will need to ask your broker, bank or other nominee to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. If you do not have a legal proxy with you, you will be able to gain admission to the meeting following the procedures described in the response to question 5, but will not be able to vote at the meeting. Accordingly, we encourage you to vote your shares in advance, even if you intend to attend the meeting.

Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

7. How does the Board recommend I vote on the proposals?

Proposal	Board recommendation
1. Election of Directors	FOR each Director Nominee
2. Ratification of Appointment of Independent Auditor	FOR
3. Advisory Vote to Approve Executive Compensation	FOR
4. Consideration of Shareholder Proposal Requesting a Published Assessment of Various Climate Change Scenarios on our Portfolio	AGAINST

8. How many votes are needed to approve each of the proposals?

Directors in uncontested elections will be elected by a majority of the votes cast by the holders of shares of our common stock voting in person or by proxy at the meeting. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee.

Each of the remaining proposals requires approval by holders of a majority of shares of common stock having voting power represented in person or by proxy at the annual meeting. As advisory votes, the proposal to approve executive compensation and the proposal setting the frequency of the shareholder vote on executive compensation are not binding upon the Company. However, the Compensation Committee, which is responsible for overseeing our executive compensation program, values the opinions expressed by shareholders and will consider the outcomes of those vote when making future compensation and frequency of vote decisions.

9. What if I am a shareholder of record and do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter on the proxy card. If no specific instructions are given, proxies which are signed and returned will be voted in accordance with the Board recommendations described in the response to question 7.

10. What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the material you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Questions and Answers about the Meeting and Voting

Discretionary Items. The ratification of the appointment of the independent auditor is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

Non-discretionary Items. The election of directors, the advisory vote to approve executive compensation and the shareholder proposal(s) are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. Non-voted stock on non-discretionary matters are called “broker non-votes.”

11. How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes will not be considered as votes cast “for” or “against” any proposal or director candidate and will not affect the outcome of the election of directors. Abstentions will have the same effect as votes against any matter other than the election of directors. Broker non-votes will not affect the outcome of any proposal to be voted on at the meeting.

12. What can I do if I change my mind after I vote my shares?

Shareholders can revoke a proxy prior to the completion of voting at the meeting by:

•	giving written notice to the Company’s Secretary;

•	delivering a later-dated proxy; or

•	voting in person at the meeting (unless you are a beneficial owner without a legal proxy, as described in the response to question 6).

13. Are votes confidential? Who counts the votes?

We will not disclose the votes of specific shareholders except:

•	as necessary to meet applicable legal requirements or to assert or defend claims for or against the Company;

•	in the case of a contested proxy solicitation;

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspector of election to certify the results of the vote.
An independent inspector of elections will tabulate the proxies and certify the results.

14. When will the Company announce the voting results?

We will announce the preliminary voting results at the Annual Meeting and will report the final results on our website and in a current report on Form 8-K filed with the SEC.

15. Does the Company have a policy about Directors’ attendance at the Annual Meeting of Shareholders?

All of our directors are expected to attend each Annual Meeting of our shareholders. Attendance at our Annual Meeting will be considered by our Governance Committee in assessing each director’s performance. Last year, all of our directors attended our Annual Meeting, except for Mr. Grubman who did not stand for re-election at the 2017 Annual Meeting of our shareholders.

Questions and Answers about the Meeting and Voting

16. Why did I receive a notice regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We are providing access to our proxy materials over the Internet. As a result, we have sent a notice regarding the availability of these proxy materials rather than a paper copy to most of our shareholders. The notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, the website provided in the notice allows shareholders to request to receive future proxy materials in printed form by mail or electronically by e-mail. A shareholder’s election to receive proxy materials by mail or e-mail will remain in effect until the shareholder terminates it.

17. How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged D.F. King & Co., Inc. to assist with the solicitation of proxies for an estimated fee of $15,000 plus expenses. We will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

18. How can I contact the Company Secretary?

This Proxy Statement directs certain inquiries to the Company Secretary. The Company Secretary may be contacted by writing to Noble Energy, Inc., Attn: Company Secretary, 1001 Noble Energy Way, Houston, Texas 77070 or by calling (281) 872-3100.

19. How can I communicate with the Board of Directors?

You may contact any member of our Board, any Board committee or any chair of any such committee by mail, electronically or by calling our independent, toll-free compliance line. To communicate by mail, correspondence should be addressed to our Board or any individual director or group or committee of directors by either name or title. All correspondence should be sent to the Company Secretary at the address shown in this Proxy Statement. To communicate with any of our directors electronically, shareholders should go to our Website. Under the heading “Corporate Governance” you will find a link that may be used for writing an electronic message. In addition, shareholders may call our independent, toll-free compliance line listed on our Website under the same heading.

All shareholder communications properly received will be reviewed by the office of our General Counsel to determine whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotion of a product or service, or patently offensive material will be forwarded promptly to the appropriate director or directors.

20. Where can I find definitions for capitalized terms, abbreviations and acronyms used in this Proxy Statement?

We generally include definitions for capitalized terms, abbreviations and acronyms at the places in this Proxy Statement where they are first used. We have also included a quick reference glossary.

21. How can I obtain a copy of the Annual Report on Form 10-K?

Shareholders may request a free copy of our Annual Report on Form 10-K by submitting such request to Noble Energy, Inc., Attn: Investor Relations, 1001 Noble Energy Way, Houston, Texas 77070 or by calling (281)

Corporate Governance

872-3100. Alternatively, shareholders can access our Annual Report on Form 10-K on the ‘Investors’ page at www.nblenergy.com. Also, our Annual Report on Form 10-K and other reports filed by the Company with the SEC are available to you over the Internet at the SEC’s website at http://www.sec.gov.

22. Will I get more than one copy of the proxy statement, annual report or Notice if there are multiple shareholders at my address?

In some cases, only one copy of this Proxy Statement, annual report or Notice is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon a written or oral request, a separate copy of this Proxy Statement, annual report or Notice to a shareholder at a shared address to which a single copy of the document was delivered. Shareholders sharing an address may also submit requests for delivery of a single copy of the Proxy Statement, annual report or Notice, but in such event will still receive separate proxies for each account. To request separate or single delivery of these materials now or in the future, a shareholder may submit a written request to Noble Energy, Inc., Attn: Company Secretary, 1001 Noble Energy Way, Houston, Texas 77070 or a shareholder may make a request by calling (281) 872-3100 and requesting to speak to the Corporate Secretary.

Glossary

Glossary

Terms, abbreviations and acronyms, as used in this Proxy Statement:

401(k) Plan	Noble Energy, Inc. 401(k) Plan
1992 Plan	Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan
2005 Plan	Noble Energy, Inc. 2005 Stock Plan for Non-Employee Directors
2015 Plan	Noble Energy, Inc. 2015 Stock Plan for Non-Employee Directors
2017 Plan	Noble Energy, Inc. 2017 Long-Term Incentive Plan
ASC	Accounting Standards Codification
Board	Board of Directors of Noble Energy, Inc.
Boe
Barrels oil equivalent. Natural gas is converted on the basis of six Mcf of gas per one barrel of oil equivalent. This ratio reflects an energy content equivalency and not a price or revenue equivalency. Given commodity price disparities, the price for a barrel of oil equivalent for natural gas is significantly less than the price for a barrel of oil.

Carbon Disclosure Project	A not-for-profit global disclosure system that enables corporations to measure and report annual greenhouse gas emissions and other environmental data.
CD&A	Compensation Discussion and Analysis included in this Proxy Statement
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Code	Internal Revenue Code of 1986, as amended
Committee	The committee designated by the Board to administer the 2017 Plan
Company (or “we” or “us”)	Noble Energy, Inc.
Compensation Committee	Compensation, Benefits and Stock Option Committee
CONE	CONE Midstream Partners LP
COO	Chief Operating Officer
CROCI	Cash return on capital invested
CWEI	Clayton Williams Energy, Inc.
Deferred Compensation Plan	Noble Energy, Inc. non-qualified deferred compensation plans
DWIR	Days without incident rate
EH&S Committee	Environment, Health and Safety Committee
Exchange Act	Securities and Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
Form 10-K	Annual Report on Form 10-K
GAAP	Accounting principles generally accepted in the United States
GOM	Gulf of Mexico
Governance Committee	Corporate Governance and Nominating Committee
IPO	Initial Public Offering
Leviathan	Leviathan natural gas project, offshore Israel
LTIP	Long-Term Incentive Plan
MBoe/d	Thousand barrels oil equivalent per day
Mcf	Thousand cubic feet
MMBoe	Million barrels oil equivalent
Named Executive Officers or NEO
Noble Energy’s CEO, CFO and the most highly compensated executive officers other than the CEO and CFO which, for 2017, were David L. Stover, Kenneth M. Fisher, Gary W. Willingham, Charles J. Rimer, John K. Elliott, Susan M. Cunningham and Arnold J. Johnson

NBLX	Noble Midstream Partners LP

Glossary

NYSE	New York Stock Exchange
Proponent	Presbyterian Church (USA), acting as primary filer on behalf of several co-filer
Record Date	February 23, 2018
Restoration Plan	Noble Energy, Inc. Retirement Restoration Plan
ROACE	Return on average capital employed
Rosetta Resources (or “Rosetta”)	Rosetta Resources Inc.
SEC	United States Securities and Exchange Commission
Severance Benefit Plan	An unfunded plan that provides for severance benefits to eligible employees
STIP	Short-Term Incentive Plan
Tamar	Tamar natural gas project, offshore Israel
Total Direct Compensation	Compensation comprised of salary, bonus, stock and option awards and non-equity incentive plan compensation as reflected in the Summary Compensation Table
Total Shareholder Return
Determined on the basis of the total investment performance that would have resulted at the end of the performance period from investing $100 in our common stock, using a beginning stock price and an ending stock price equal to the average closing price for the month of December immediately preceding the beginning of the performance period and the month of December immediately preceding the end of the performance period, respectively, and with all dividends reinvested

TRIR	Total recordable incident rate
U.S.	United States
Website	Noble Energy, Inc. website found at www.nblenergy.com

Appendix A - Non-GAAP Financial Measures

Non-GAAP Financial Measures

This Proxy Statement includes free cash flow which is an important financial measure, but is not a financial measure defined by GAAP.  We believe it is a useful tool to facilitate an understanding of the amount of cash flow generated that is available to grow our business and create long-term shareholder value, and it is used as a performance measure for purposes of our STIP.  Free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities, or any other measure as reported in accordance with GAAP. Our method for computing this measure may not be the same method used to compute similar measures reported by other entities.

The table below reconciles net cash provided by our operating activities (GAAP) to free cash flow (non-GAAP) for the years ended December 31, 2017, 2016 and 2015.

Noble Energy, Inc.
Reconciliation of Net Cash Provided by
Operating Activities to Free Cash Flow(1)
(in millions, unaudited)

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Net Cash Provided by Operating Activities (GAAP)	$1,951	$1,351	$2,062
Net Cash Used in Investing Activities (GAAP)	(1,606)	(431)	(2,871)
Reconciliation to Free Cash Flow:
NBLX Cash Paid for Asset Contribution	245	299	—
NBL Dividends Paid	(190)	(172)	(291)
NBLX Free Cash Flow (2)	151	—	—
Other Items (3)	(63)	(66)	117
Free Cash Flow (non-GAAP)	$488	$981	$(983)
Price Impact Adjustment	(232)	—	163
Free Cash Flow, Price Adjusted (non-GAAP)(1)	$256	$981	$(820)

(1) Free Cash Flow as determined herein is calculated as a STIP Factor.
(2) Remove impacts of NBLX operating and investing cash flow and net cash contributions and distributions to sponsor (NBL).
(3) “Other Items”, as determined herein, is calculated in accordance with instructions per our Compensation Committee.

A-1

Appendix B

Executive Officers

Name	Age	Title
David L. Stover	60	Chairman, President and Chief Executive Officer
John K. Elliott	60	Senior Vice President, Offshore
Kenneth M. Fisher	56	Executive Vice President and Chief Financial Officer
Terry R. Gerhart	57	Senior Vice President, Midstream
John T. Lewis	61	Senior Vice President, Corporate Development
Charles J. Rimer	60	Senior Vice President, Global Services
A. Lee Robison	59	Senior Vice President, Human Resources and Administration
Thomas H. Walker	47	Senior Vice President, U.S. Onshore
Gary W. Willingham	53	Executive Vice President, Operations
Susan M. Cunningham	62	Former, Executive Vice President, EH&S Regulatory and New Frontiers (retired March 24, 2017)
Arnold J. Johnson	62	Former Senior Vice President, General Counsel and Secretary (resigned November 12, 2017)

David L. Stover was elected President and Chief Executive Officer in October 2014 and as Chairman of our Board in April 2015. He previously served as President and Chief Operating Officer from April 2009, and as Executive Vice President and Chief Operating Officer since August 2006. Mr. Stover joined the Company in 2002 and has served in various senior management capacities, including Senior Vice President of North America and Business Development and Vice President of Business Development. Prior to joining the Company, he held various positions with ARCO, Vastar and BP America.

John K. Elliott was elected Senior Vice President in April 2013 and is currently responsible for Offshore operations. He previously served as Senior Vice President Eastern Mediterranean operations from 2013, Vice President of global drilling, major projects and supply chain from 2012 and as Vice President of major projects from 2009. Prior to joining the Company, Mr. Elliott held various positions with BP Exploration.

Kenneth M. Fisher was elected Executive Vice President and Chief Financial Officer in April 2014, previously serving as Senior Vice President and Chief Financial Officer from November 2009. He also has served as Chairman of the Board of Directors of Noble Midstream GP LLC, a subsidiary of the Company and general partner of NBLX, since September 2016. Before joining the Company, he served as Executive Vice President of Finance for Upstream Americas for Shell from July to November 2009 and as Director of Strategy & Business Development for Royal Dutch Shell plc in The Hague from August 2007 to July 2009. Prior to joining Shell in 2002, Mr. Fisher held various positions within business units of General Electric Company.

Terry R. Gerhart was elected Senior Vice President in October 2015 and is currently responsible for Midstream operations. He also has served as CEO and on the Board of Directors of Noble Midstream GP LLC, the general partner of NBLX, since September 2016. He previously served as Senior Vice President for global operations services from 2015, Vice President of Africa operations from 2013, Vice President of the Eastern Mediterranean from 2011 and Vice-President of international non-operated assets and global gas monetization from 2010. Prior to joining the Company, Mr. Gerhart held various positions with ARCO, Vastar and BP America.

John T. Lewis was elected Senior Vice President in April of 2013 and is currently responsible for corporate development.He previously served as Vice President of the Southern Region of our North America division from 2008 and was Director of Asset Development and Reserves from 2006. Prior to joining the Company, Mr. Lewis held various positions with ARCO, Vastar and BP America.

Charles J. Rimer was elected Senior Vice President in April 2013 and is currently responsible for Global Services. He also has served on the Board of Directors of Noble Midstream GP LLC, the general partner of NBLX, since September 2016. He previously served as Senior Vice President for U.S. Onshore from 2013, Vice President of operations services from 2012 and managed our international West Africa, non-operated and new ventures division and operations services from 2002. Prior to joining the Company, Mr. Rimer held various positions at ARCO, Vastar and Aspect Resources.

B-1

Appendix B

A. Lee Robison was elected Senior Vice President in April of 2013 and is currently responsible for human resources and administration. She previously served as Vice President from October 2007 and Director of Human Resources from May 2002. Prior to joining the Company, Ms. Robison held various positions with ARCO, Vastar and BP America.

Thomas H. Walker was elected Senior Vice President in February 2018 and is currently responsible for U.S. Onshore operations. He previously served as Vice President of West Africa and the U.S. Gulf of Mexico from 2014 and Director of Strategic Planning, Environmental Analysis and Reserves, managed our operated West Africa assets, non-operated international assets and frontier business ventures and was a member of our business development team from 2007. Prior to joining the Company in 2007, Mr. Walker held various positions at Amoco and BP America.

Gary W. Willingham was elected Executive Vice President in October 2014 and is currently responsible for global operations, previously serving as Senior Vice President of U.S. Onshore operations since April 2013 and Vice President of Strategic Planning, Environmental Analysis and Reserves since 2008. He also has served on the Board of Directors of Noble Midstream GP LLC, the general partner of Noble Midstream Partners LP, since September 2016. Prior to joining the Company in 2003, Mr. Willingham held various positions with ARCO, Vastar and BP America.

Susan M. Cunningham, who retired March 24, 2017, was the former Executive Vice President and was responsible for EH&S regulatory and new frontiers, which includes global exploration, geoscience, new ventures and business innovation, previously serving as Senior Vice President of Gulf of Mexico, West Africa, frontier ventures operations and business innovation. Ms. Cunningham joined the Company in April 2001 and was responsible for global exploration, geoscience and new ventures until October 2012, and corporate reserves in 2007. Prior to joining the Company, she held various positions with Texaco, Statoil and Amoco Production Company.

Arnold J. Johnson, who resigned November 12, 2017, was the former Senior Vice President, General Counsel and Secretary in July 2008, and was responsible for corporate affairs, including the Company’s legal, compliance, security and communications and government relations groups. He previously served as Vice President, General Counsel and Secretary beginning in February 2004 and as Associate General Counsel and Assistant Secretary from January 2001. Prior to joining the Company, Mr. Johnson held various positions with ARCO, Vastar and BP America.

B-2

Noble Energy, Inc.
ATTN: Company Secretary
1001 Noble Energy Way
Houston, TX 77070

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NOBLE ENERGY, INC.
The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.					For	Against	Abstain
1. To elect the nine nominees as members of the Board of Directors of the Company.				2. To ratify the appointment of the independent auditor by the Company’s Audit Committee.	☐	☐	☐

Nominees	For	Against	Abstain	3. To approve, in an advisory vote, executive compensation.	☐	☐	☐
1a. Jeffrey L. Berenson	☐	☐	☐
1b. Michael A. Cawley	☐	☐	☐	The Board of Directors recommends you vote AGAINST Proposal 4.
1c. Edward F. Cox	☐	☐	☐
1d. James E. Craddock	☐	☐	☐		For	Against	Abstain
1e. Thomas J. Edelman	☐	☐	☐	4. To consider a shareholder proposal requesting a published assessment of various climate change scenarios on our portfolio.	☐	☐	☐
1f. Holli C. Ladhani	☐	☐	☐
1g. David L. Stover	☐	☐	☐
1h. Scott D. Urban	☐	☐	☐
1i. William T. Van Kleef	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Signature (PLEASE SIGN WITHIN BOX)		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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NOBLE ENERGY, INC. Annual Meeting of Shareholders April 24, 2018 9:30 A.M. This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) David L. Stover and Kenneth M. Fisher, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NOBLE ENERGY, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 A.M., CT on April 24, 2018 at The St. Regis Houston, 1919 Briar Oaks Lane, Houston, Texas 77027, and to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continue and to be signed on reverse side.